Filed Pursuant to Rule 424(b)(3)
Registration No. 333-208613

Eclipse Resources Corporation

Offer to Exchange

Up to $550,000,000 of

8.875% Senior Notes due 2023

That Have Not Been Registered Under the Securities Act,

which we refer to as the “outstanding notes,”

for

Up to $550,000,000 of

8.875% Senior Notes due 2023

That Have Been Registered Under the Securities Act,

which we refer to as the “exchange notes”

Terms of the New 8.875% Senior Notes Offered in the Exchange Offer:

•	The terms of the exchange notes are substantially identical to the terms of the outstanding notes that were issued on July 6, 2015, except that the exchange notes will be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will not contain restrictions on transfer, registration rights or provisions for additional interest.

Terms of the Exchange Offer:

•	We are offering to exchange up to $550,000,000 of our outstanding notes for an equal principal amount of exchange notes with substantially identical terms that have been registered under the Securities Act and are freely tradable.

•	We will exchange outstanding notes that are validly tendered and not validly withdrawn before the exchange offer expires for an equal principal amount of exchange notes.

•	The exchange offer expires at 5:00 p.m., New York City time, on June 10, 2016, unless extended.

•	Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

•	The exchange of outstanding notes for exchange notes will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

You should carefully consider the risks set forth under “Risk Factors” beginning on page 8 of this prospectus before participating in the exchange offer.

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the effective date of this registration statement, we will make this prospectus available to any broker-dealer for use in connection with any such resale. Please see “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 13, 2016.

This prospectus incorporates by reference business and financial information about us that is not included in or delivered with this prospectus. We will provide to each person, including any beneficial owner to whom a prospectus is delivered, a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost. Requests should be made by writing us at the following address: 2121 Old Gatesburg Road, Suite 110, State College, Pennsylvania 16803, or by calling (814) 308-9754. To obtain timely delivery, you must request the information no later than June 3, 2016, which is five business days prior to the expiration of the exchange offer.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-4 that we have filed with the Securities and Exchange Commission (the “SEC”). This prospectus does not contain all of the information found in the registration statement. Before you decide to participate in this exchange offer, please review the full registration statement, including the information set forth under the heading “Risk Factors” beginning on page 8 of this prospectus, the documents described under the heading “Where You Can Find Additional Information” in this prospectus, the exhibits to the registration statement and any additional information you may need to make your investment decision. You should rely only on the information contained or incorporated by reference in this prospectus, including the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information, and if anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference (or, with respect to particular information contained in such document, as of any date other than the date set forth within such document as the date as of which such particular information is provided). Our business, financial condition, results of operations and prospects may have changed since then.

We are not making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

We are not making any representation to you regarding the legality of your participation in the exchange offer under applicable law. You should consult with your own legal advisors as to the legal, tax, business, financial and related aspects of participating in the exchange offer.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information in this prospectus, including the documents incorporated by reference, includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact included or incorporated by reference in this prospectus, regarding our strategy, future operations, financial position, estimated revenues and income or losses, projected costs and capital expenditures, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus and in the documents incorporated by reference, the words “will,” “plan,” “would,” “could,” “endeavor,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are or were, when made, based on current expectations and assumptions about future events and are or were, when made, based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” in this prospectus, in our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q.

Forward-looking statements may include statements about, among other things:

•	our business strategy;

•	reserves;

•	general economic conditions;

•	our financial strategy, liquidity and capital required for developing our properties and the timing related thereto;

•	realized prices for natural gas, natural gas liquids (“NGLs”) and oil;

•	the timing and amount of our future production of natural gas, NGLs and oil;

•	our hedging strategy and results;

•	future drilling plans;

•	competition and government regulations, including those related to hydraulic fracturing;

•	the anticipated benefits under our commercial agreements;

•	pending legal matters relating to our leases;

•	marketing of natural gas, NGLs and oil;

•	leasehold and business acquisitions;

•	the costs, terms and availability of gathering, processing, fractionation and other midstream services;

•	credit markets;

•	uncertainty regarding our future operating results, including initial production rates and liquids yields in our type curve areas; and

•	plans, objectives, expectations and intentions contained in this prospectus that are not historical.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to, legal and environmental risks, drilling and other operating risks, regulatory changes, commodity price volatility and the recent significant decline of the price of natural gas, NGLs and oil, inflation, lack of availability of drilling, production and processing equipment and services, counterparty credit risk, the uncertainty inherent in estimating natural gas, NGLs and oil reserves and in projecting future rates of production, cash flows and access to capital, risks associated with our level of indebtedness, the timing of development expenditures and the other risks described under the heading “Risk Factors” in this prospectus, in our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

Reserve engineering is a process of estimating underground accumulations of natural gas, NGLs and oil that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions could change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of natural gas, NGLs and oil that are ultimately recovered.

Should one or more of the risks or uncertainties described or incorporated by reference in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included or incorporated by reference in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect new information obtained or events or circumstances that occur after the date any such forward looking statement is made.

SUMMARY

This summary highlights some of the information contained or incorporated by reference in this prospectus and does not contain all of the information that may be important to you. You should read this entire prospectus and the documents incorporated by reference herein before making an investment decision. You should also carefully consider the information set forth under “Risk Factors” beginning on page 8 of this prospectus and in our most Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus, along with the information under “Cautionary Note Regarding Forward-Looking Statements” beginning on page iii of this prospectus.

In this prospectus, references to “Eclipse,” “Eclipse Resources,” the “Company,” “we,” “our,” “us” and like terms refer to Eclipse Resources Corporation and its subsidiaries, unless the context indicates or otherwise requires. We refer to the exchange notes and the outstanding notes collectively as the “notes.”

Our Company

We are an independent exploration and production company engaged in the acquisition and development of oil and natural gas properties in the Appalachian Basin. As of December 31, 2015, we had assembled an acreage position approximating 220,000 net acres in Eastern Ohio. Approximately 102,000 of our net acres are located in what we believe to be the most prolific and economic area of the Utica Shale fairway, which we refer to as the Utica Core Area, and approximately 28,000 of these net acres are also prospective for the highly liquids rich area of the Marcellus Shale in Eastern Ohio within what we refer to as Our Marcellus Project Area. Based on our initial drilling results, we believe the Utica and Marcellus Shales offer some of the highest rate of return wells in North America. We are the operator of approximately 85% of our net acreage within the Utica Core Area and Our Marcellus Project Area. As of December 31, 2015, we had identified approximately 2,450 gross (594 net) remaining horizontal drilling locations across our acreage, comprised of 453 locations within the Utica Core Area and 141 locations within Our Marcellus Project Area. As of December 31, 2015, we or our operating partners had commenced drilling 208 gross wells within the Utica Core Area and 3 gross wells within Our Marcellus Project Area. We intend to focus on developing our substantial inventory of horizontal drilling locations and will continue to opportunistically add to this acreage position where we can acquire acreage at attractive prices.

We have assembled a team of executive and operating professionals with significant knowledge and experience in the Appalachian Basin, particularly with respect to drilling unconventional oil and natural gas wells, managing large scale drilling programs and optimizing the value of the associated production through a coordinated midstream effort. Our senior management has over 250 years of combined engineering, land, legal and financial expertise.

Corporate Information

Our principal executive offices are located at 2121 Old Gatesburg Road, Suite 110, State College, Pennsylvania 16803, and our telephone number is (814) 308-9754. Our website is www.eclipseresources.com. We make our periodic reports and other information filed with, or furnished to, the SEC available free of charge through our website as soon as reasonably practicable after those reports and other information are electronically filed with, or furnished to, the SEC. The information on, or otherwise accessible through, our website or any other website is not incorporated by reference herein and does not constitute a part of this prospectus.

The Exchange Offer

On July 6, 2015, we issued the outstanding notes in a transaction exempt from registration under the Securities Act. We are conducting this exchange offer to fulfill our obligations contained in the registration rights agreement that we entered into in connection with the issuance and sale of the outstanding notes, which we refer to as the registration rights agreement.

The following summary contains basic information about the exchange offer and is not intended to be complete. It does not contain all information that may be important to you. For a more complete understanding of the exchange offer, please refer to the section entitled “The Exchange Offer” in this prospectus.

Exchange Offer	We are offering exchange notes in exchange for outstanding notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on June 10, 2016, unless we decide to extend it (such date and time, as may be extended from time to time, the “Expiration Date”).

Conditions to Exchange Offer	The registration rights agreement does not require us to accept outstanding notes for exchange if the exchange offer, or the making of any exchange by a holder of the outstanding notes, would violate any applicable law or interpretation of the staff of the SEC. The exchange offer is not conditioned on a minimum aggregate principal amount of outstanding notes being tendered.

Procedures for Tendering Outstanding Notes	To participate in the exchange offer, you must follow the procedures established by The Depository Trust Company, which we refer to as the DTC, for tendering notes held in book-entry form. These procedures, which we refer to as ATOP, require that (i) the exchange agent receive, prior to the Expiration Date of the exchange offer, a computer generated message known as an “agent’s message” that is transmitted through DTC’s automated tender offer program, and (ii) DTC confirms that:

•	DTC has received your instructions to exchange your notes, and

•	you agree to be bound by the terms of the letter of transmittal.

For more information on tendering your outstanding notes, please refer to the section in this prospectus entitled “The Exchange Offer—Terms of the Exchange Offer,” “The Exchange Offer—Procedures for Tendering,” and “Description of the Notes—Book-Entry, Delivery and Form.”

Guaranteed Delivery Procedures	None

Withdrawal of Tenders	You may withdraw your tender of outstanding notes at any time prior to the Expiration Date. To withdraw, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 5:00 p.m., New York City time, on the Expiration Date of the exchange offer. Please refer to the section in this prospectus entitled “The Exchange Offer—Withdrawal of Tenders.”

Acceptance of Outstanding Notes and Delivery of Exchange Notes
If you fulfill all conditions required for proper acceptance of outstanding notes, we will accept any and all outstanding notes that you properly tender in the exchange offer on or before 5:00 p.m., New York City time, on the Expiration Date. We will return any outstanding notes that we do not accept for exchange to you without expense promptly after the Expiration Date and acceptance of the outstanding notes for exchange. Please refer to the section in this prospectus entitled “The Exchange Offer—Terms of the Exchange Offer.”

Fees and Expenses	We will bear the expenses related to the exchange offer. Please refer to the section in this prospectus entitled “The Exchange Offer—Fees and Expenses.”

Use of Proceeds	The issuance of the exchange notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement.

Consequences of Failure to Exchange Outstanding Notes
If you do not exchange your outstanding notes in this exchange offer, you will no longer be able to require us to register the outstanding notes under the Securities Act, except in limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the outstanding notes unless we have registered the outstanding notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

U.S. Federal Income Tax Consequences	The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for holders of the outstanding notes for U.S. federal income tax purposes. Please read “Certain Material U.S. Federal Income Tax Consequences.”

Exchange Agent	Deutsche Bank Trust Company Americas, the trustee under the indenture governing the notes, is serving as the exchange agent for the exchange offer.

Terms of the Exchange Notes

The terms of the exchange notes will be substantially identical to the terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act and will not contain restrictions on transfer, registration rights or provisions for additional interest. The exchange notes will evidence the same debt as the outstanding notes, and the same indenture will govern the exchange notes and the outstanding notes.

The following summary contains basic information about the exchange notes and is not intended to be complete. It does not contain all information that may be important to you. For a more complete understanding of the exchange notes, please refer to the section of this document entitled “Description of the Notes.”

Issuer	Eclipse Resources Corporation

Securities	$550,000,000 aggregate principal amount of 8.875% Senior Notes due 2023

Maturity Date	July 15, 2023

Interest Rate	8.875% per year (calculated using a 360-day year)

Interest Payment Dates	January 15 and July 15 of each year, commencing January 15, 2016. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the outstanding note tendered in exchange thereof, or, if no interest has been paid on the outstanding note, from the date of the original issuance of the outstanding note.

Ranking	The notes are our general unsecured senior obligations. Accordingly, they rank:

•	equal in right of payment to all of our existing and future senior indebtedness;

•	effectively subordinate in right of payment to all of our existing and future secured indebtedness, including indebtedness under our revolving credit facility, to the extent of the value of the collateral securing such indebtedness;

•	structurally subordinate in right of payment to any existing and future indebtedness and other liabilities, including trade payables, of any of our subsidiaries that do not guarantee the notes (other than indebtedness and other liabilities owed to us); and

•	senior in right of payment to any of our future subordinated indebtedness.

As of December 31, 2015, we had approximately $550.0 million in total indebtedness, no senior secured indebtedness outstanding, and approximately $97.2 million of available borrowing capacity under our revolving credit facility (after giving effect to $27.8 million of outstanding letters of credit).

Subsidiary Guarantees	The notes are fully and unconditionally guaranteed on a senior unsecured basis by all of our existing subsidiaries. Any future domestic subsidiary of ours that is not an immaterial subsidiary and that guarantees any of our or another subsidiary guarantor’s indebtedness under our or another subsidiary guarantor’s credit or other debt facility will also guarantee the notes. All of our existing subsidiaries also guarantee our obligations under our revolving credit facility on a senior secured basis. In the future, the guarantees may be released or terminated under certain circumstances. See “Description of the Notes—Brief Description of the Notes and Subsidiary Guarantees—The Subsidiary Guarantees” and “Description of the Notes—Certain Covenants—Additional Subsidiary Guarantees.”

Each subsidiary guarantee ranks:

•	equal in right of payment to all existing and future senior indebtedness of the guarantor;

•	effectively subordinate in right of payment to all existing and future secured indebtedness of the guarantor, including its guarantee of indebtedness under our revolving credit facility, to the extent of the value of the collateral securing such indebtedness; and

•	senior in right of payment to any future subordinated indebtedness of the guarantor.

Optional Redemption	On or after July 15, 2018, we may redeem all or a portion of the notes at any time or from time to time at the redemption prices specified herein plus any accrued and unpaid interest to, but excluding, the redemption date. See “Description of the Notes—Optional Redemption.” At any time prior to such date, we may redeem all or a portion of the notes at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date, plus a “make-whole” premium. In addition, we may redeem up to 35% of the aggregate principal amount of the notes before July 15, 2018 with an amount of cash not greater than the net cash proceeds that we receive from certain equity offerings at a redemption price of 108.875% of the principal amount plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date.

Mandatory Offers to Purchase	If we undergo certain kinds of changes of control, holders of the notes have the right to require us to repurchase their notes at 101% of the principal amount of the notes being repurchased, plus any accrued and unpaid interest to, but excluding, the date of purchase. In connection with certain asset sales, we are required to use the net cash proceeds of the asset sales to make an offer to purchase the notes at 100% of the principal amount of the notes being repurchased, plus any accrued and unpaid interest to, but excluding, the date of purchase. See “Description of the Notes—Repurchase at the Option of Holders.”

Covenants	We will issue the exchange notes under the indenture, dated as of July 6, 2015, with Deutsche Bank Trust Company Americas, as trustee. The indenture contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness;

•	pay dividends on capital stock or redeem, repurchase or retire our capital stock or subordinated indebtedness;

•	transfer or sell assets;

•	make investments;

•	create certain liens;

•	enter into agreements that restrict dividends or other payments from our restricted subsidiaries to us;

•	consolidate, merge or transfer all or substantially all of our assets;

•	engage in transactions with affiliates; and

•	create unrestricted subsidiaries.

The covenants set forth in the indenture are subject to important exceptions and qualifications that are described under “Description of the Notes—Certain Covenants.” If the notes achieve an investment grade rating from either Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc., many of these covenants will be suspended.

Original Issue Discount	U.S. holders of the exchange notes will be required to include in income annually as interest original issue discount for U.S. federal income tax purposes, even though no cash may yet have been received. See “Certain Material U.S. Federal Income Tax Consequences” for a more detailed discussion of these consequences that may arise from holding the exchange notes. The exchange notes will be considered for U.S. federal income tax purposes as “applicable high yield discount obligations” that impose special tax consequences on the Company. See “Certain Material U.S. Federal Income Tax Consequences—U.S. Holders—Applicable High Yield Discount Obligations.”

Transfer Restrictions; Absence of a Public Market for the Exchange Notes
The exchange notes generally will be freely transferable, but will also be new securities for which there will not initially be a market. There can be no assurance as to the development, maintenance or liquidity of any market for the exchange notes.

We do not intend to apply for a listing of the exchange notes on any securities exchange or any automated dealer quotation system.

Risk Factors	Investing in the exchange notes involves risks. See “Risk Factors” beginning on page 8 of this prospectus for a discussion of certain factors you should consider in evaluating an investment in the exchange notes.

RISK FACTORS

An investment in the exchange notes involves risks. You should carefully consider each of the following risk factors and all of the other information contained or incorporated by reference into this prospectus, including under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, before investing in the notes. The risks and uncertainties described below or incorporated by reference herein are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business operations. This prospectus and the documents incorporated by reference also contain forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described below, elsewhere in this prospectus and in the documents incorporated by reference. If any of these risks occur, our business, financial condition, results of operation or prospects could suffer.

Risks Related to Exchange Offer

If you do not properly tender your outstanding notes, you will continue to hold unregistered outstanding notes and your ability to transfer outstanding notes will remain restricted and may be adversely affected.

We will only issue exchange notes in exchange for outstanding notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes and you should carefully follow the instructions on how to tender your outstanding notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of outstanding notes.

If you do not exchange your outstanding notes for exchange notes pursuant to the exchange offer, the outstanding notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the outstanding notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with this exchange offer or as required by the registration rights agreement, we do not plan to register resales of outstanding notes under the Securities Act. Further, the tender of outstanding notes in the exchange offer will reduce the principle amount of the currently outstanding notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any currently outstanding notes that you continue to hold following the completion of the exchange offer.

Risks Related to Our Indebtedness and the Notes

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our indebtedness obligations, including our revolving credit facility and the notes, depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal of, or premium, if any, and interest on, our indebtedness, including the notes, when due.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, sell assets, raise additional capital or restructure or refinance our indebtedness, including the notes. Our ability to raise additional capital or restructure or refinance our indebtedness will depend on the condition of the credit, financial or other capital markets and our financial condition at such time. Any refinancing of our indebtedness could be at higher interest rates and may require us to comply with covenants that could further restrict our business operations. The terms of existing or future debt instruments, including the indenture governing the notes, may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness.

In the absence of sufficient cash flows and capital resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The value of our assets, particularly in times of low or volatile commodity prices, may not be sufficient to satisfy our liquidity needs or to repay our indebtedness. Furthermore, the indenture governing the notes and the credit agreement governing our revolving credit facility restrict our subsidiaries’ ability to dispose of assets and our and our subsidiaries’ use of the proceeds from any such disposition. We may not be able to consummate those dispositions, and the proceeds of any such disposition may not be adequate to meet any debt service obligations then due. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations and fund our operations.

As of December 31, 2015, we had approximately $550.0 million in total indebtedness, no senior secured indebtedness outstanding, and approximately $97.2 million of available borrowing capacity under our revolving credit facility (after giving effect to $27.8 million of outstanding letters of credit). Our next scheduled borrowing base redetermination is expected to be completed by October 2016.

In the future, we may not be able to access adequate funding under our revolving credit facility as a result of a decrease in borrowing base due to the issuance of new indebtedness, the outcome of a subsequent borrowing base redetermination, unwillingness of the lenders to increase their aggregate commitment up to an increased borrowing base amount or an unwillingness or inability on the part of one or more lenders to meet their funding obligations and the inability of other lenders to provide additional funding to cover each unwilling or defaulting lender’s portion. Declines in commodity prices could result in a determination to lower the borrowing base in the future, and in such a case, we could be required to repay any indebtedness in excess of the redetermined borrowing base. As a result, we may be unable to implement our drilling and development plan, make acquisitions or otherwise carry out our business plans, which would have a material adverse effect on our financial condition and results of operations and impair our ability to service our indebtedness.

Our debt service obligations may adversely affect our business, financial condition, results of operations and cash flows and prevent us from fulfilling our obligations under the notes.

As of December 31, 2015, we had approximately $550.0 million in total indebtedness, no senior secured indebtedness outstanding, and approximately $97.2 million of available borrowing capacity under our revolving credit facility (after giving effect to $27.8 million of outstanding letters of credit). Subject to the limits contained in the indenture governing the notes and the credit agreement governing our revolving credit facility, we may be able to incur additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do, the risks related to our level of debt could intensify. Specifically, our level of debt could have important consequences to the holders of the notes, including:

•	making it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

•	limiting our ability to access the credit, financial or other capital markets to raise capital on favorable terms or to obtain additional financing for working capital, capital expenditures, acquisitions or other general corporate requirements or to refinance existing indebtedness;

•	requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under our revolving credit facility, are at variable interest rates;

•	limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

•	placing us at a disadvantage compared to other, less leveraged competitors; and

•	increasing our cost of borrowing.

We have experienced a recent ratings downgrade, and if commodity prices do not improve or worsen or if we are unable to increase our liquidity, we could experience further downgrades.

On January 19, 2016, Moody’s Investors Service, Inc. downgraded our corporate family credit rating to “Caa2” from “B3,” probability of default rating to “Caa2-PD” from “B3-PD,” and the rating of the notes to “Caa2” from “Caa1.” At the same time, Moody’s Investors Service, Inc. affirmed our speculative grade liquidity rating at “SGL-3” and changed the rating outlook to “negative” from “stable.” The downgrades were primarily due to high leverage, low natural gas prices and significant production curtailments on our ability to generate cash flow from operations.

If commodity prices do not improve or worsen or if we are unable to increase our liquidity, we could experience further downgrades. Any downgrade or negative comment would adversely affect the market price of the notes and may adversely impact our ability to access the debt capital markets or obtain loans. In addition, in the event of any downgrade, certain of our service providers, including our pipeline providers, may require us to post collateral or provide other assurances of our ability to perform our obligations under our contracts with such providers, which would negatively affect our liquidity and the borrowing base under our revolving credit facility and, in turn, increase the risk of further downgrades.

The notes and the guarantees are our general unsecured senior obligations ranking effectively junior in right of payment to all of our existing and future secured indebtedness, including the indebtedness under our revolving credit facility, to the extent of the value of the collateral securing such indebtedness.

If we were unable to repay the indebtedness under our revolving credit facility, the lenders under that facility could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indenture governing the notes at such time. Furthermore, if the lenders foreclose and sell the pledged equity interests in any guarantor in a transaction that complies with the terms of the indenture governing the notes, then such guarantor will be released from its guarantee of the notes automatically and immediately upon such sale. In any such event, because the notes are not be secured by any of such assets or by the equity interests in any such guarantor, it is possible that there would be no assets from which the claims of a holder of the notes could be satisfied or, if any assets existed, they might be insufficient to satisfy such claims in full.

If we or any guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, the holders of our secured indebtedness or the secured indebtedness of such guarantor will be entitled to be paid in full from the assets, if any, securing such indebtedness before any payment may be made with respect to the notes or the affected guarantees. Holders of the notes will participate ratably in any remaining proceeds with all holders of any other unsecured indebtedness that does not rank junior in right of payment to the notes, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, there may not be sufficient funds to pay amounts due on the notes or the guarantees. As a result, holders of the notes would likely receive less, ratably, than holders of secured indebtedness.

We and the guarantors may incur substantial additional indebtedness, including indebtedness ranking equal to the notes and the guarantees, which could increase the risks associated with the notes.

Subject to the restrictions in the indenture governing the notes and the credit agreement governing our revolving credit facility, we and our subsidiaries may incur substantial additional indebtedness (including secured indebtedness) in the future. Although the indenture governing the notes and the credit agreement governing our revolving credit facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to waiver and qualifications and exceptions, and indebtedness incurred in compliance with these restrictions could be substantial. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness.

If we or any guarantor incur any additional indebtedness that ranks equally with the notes (or with the guarantees thereof), including additional unsecured indebtedness or trade payables, the holders of that indebtedness will be entitled to share ratably with holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us or such guarantor. This may have the effect of reducing the amount of proceeds paid to holders of the notes in connection with such a distribution. As of December 31, 2015, we had approximately $550.0 million in total indebtedness, no senior secured indebtedness outstanding, and approximately $97.2 million of available borrowing capacity under our revolving credit facility (after giving effect to $27.8 million of outstanding letters of credit).

Any increase in our level of indebtedness will have several important effects on our future operations, including, without limitation:

•	we will have additional cash requirements in order to support the payment of interest on our outstanding indebtedness;

•	increases in our outstanding indebtedness and leverage will increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure;

•	depending on the levels of our outstanding indebtedness, our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited; and

•	our level of indebtedness may prevent us from engaging in transactions that might otherwise be beneficial to us.

Any of these factors could result in a material adverse effect on our business, financial condition, results of operations and cash flows and ability to satisfy our obligations under the notes.

If we are unable to comply with the restrictions and covenants in the agreements governing the notes and our other indebtedness, there could be a default under the terms of these agreements, which could result in an acceleration of payment of outstanding amounts that we have borrowed and could affect our ability to make principal and interest payments on the notes.

If we are unable to comply with the restrictions and covenants in the credit agreement governing our revolving credit facility or the indenture governing the notes, or in any future debt financing agreement, there could be a default under the terms of these agreements. Our ability to comply with these restrictions and covenants, including meeting applicable financial ratios and tests, may be affected by events beyond our control. As a result, we cannot assure you that we will be able to comply with these restrictions and covenants or meet these ratios and tests.

Any default under the agreements governing our indebtedness, including the credit agreement governing our revolving credit facility and the indenture governing the notes, that is not waived by the requisite number of lenders or note holders, as applicable, and the remedies sought by the holders of any such indebtedness, could prevent us from paying principal of, or premium, if any, and interest on, the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flows and are otherwise unable to obtain funds necessary to meet required payments of principal of, and premium, if any, and interest on, our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the agreements governing our indebtedness (including covenants in the credit agreement governing our revolving credit facility and the indenture governing the notes), we could be in default under the terms of these agreements. In the event of such default:

•	the holders of such indebtedness could elect to declare the outstanding amount of all the funds borrowed thereunder to be due and payable, together with any accrued and unpaid interest;

•	the lenders under our revolving credit facility could elect to terminate their commitments thereunder, cease making further loans to us and institute foreclosure proceedings against our assets; and

•	we could be forced into bankruptcy or liquidation.

If our operating performance declines, in the future we may need to obtain waivers from the requisite number of lenders under our revolving credit facility to avoid being in default. If we breach the covenants in the credit agreement governing our revolving credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders on terms that are acceptable to us, if at all. If this occurs, we would be in default under the credit agreement governing our revolving credit facility, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. The notes and the guarantees are unsecured and effectively subordinated in right of payment to the rights of our secured indebtedness, including indebtedness under our revolving credit facility, to the extent of the value securing such indebtedness.

Restrictions in our existing and future debt agreements could limit our growth and our ability to engage in certain activities.

The credit agreement governing our revolving credit facility contains a number of significant covenants, including restrictive covenants that restrict our and our subsidiaries’ ability to, among other things:

•	incur additional indebtedness;

•	sell assets;

•	make loans to others;

•	make investments;

•	enter into mergers;

•	hedge future production;

•	change the nature of our business;

•	incur liens; and

•	engage in certain other transactions without the prior consent of the lenders.

The indenture governing the notes contains similar restrictive covenants. In addition, the credit agreement governing our revolving credit facility requires us to maintain certain financial ratios or to reduce our indebtedness if we are unable to comply with such ratios. These restrictions, together with those in the indenture governing the notes, may limit our ability to obtain future financings, to withstand a future downturn in our business or the economy in general, or to otherwise conduct necessary corporate activities. We may also be prevented from taking advantage of business opportunities that arise because of the limitations imposed on us by the restrictive covenants of the credit agreement governing our revolving credit facility and the indenture governing the notes.

A breach of any covenant in the credit agreement governing our revolving credit facility or the indenture governing the notes would result in a default under the applicable agreement after any applicable grace periods. A default, if not waived or cured, could result in acceleration of the indebtedness outstanding under the relevant agreement and in a default with respect to, and an acceleration of, the indebtedness outstanding under other debt agreements. The accelerated indebtedness would become immediately due and payable. If that occurs, we may not be able to make all of the required payments or obtain sufficient capital to refinance such indebtedness. Even if a refinancing were available, it may not be on terms that are acceptable to us. Moreover, an increased interest rate is also payable in connection with a default under the credit agreement governing our revolving credit facility and certain payment defaults under the indenture governing the notes.

The notes are structurally subordinated to all obligations of our future subsidiaries that do not become guarantors of the notes.

The notes are fully and unconditionally guaranteed on a senior unsecured basis by all of our existing subsidiaries. Any future domestic subsidiary of ours formed that is not an immaterial subsidiary and that guarantees any of our or another subsidiary guarantor’s indebtedness under our or another subsidiary guarantor’s credit or other debt facility will also guarantee the notes. The subsidiaries that do not guarantee the notes will have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The notes are structurally subordinated to all the indebtedness and other liabilities, including trade payables, of any of our non-guarantor subsidiaries such that in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any non-guarantor subsidiary, all of that subsidiary’s creditors, including trade creditors, would be entitled to payment in full out of that subsidiary’s assets before we would be entitled to receive any amounts from such subsidiary.

In addition, the indenture governing the notes, subject to some limitations, permits these non-guarantor subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries. Further, the subsidiaries that provide, or will provide, guarantees of the notes will be automatically released from those guarantees upon the occurrence of certain events, including the following:

•	the designation of that guarantor as an unrestricted subsidiary in accordance with the provisions of the indenture governing the notes;

•	the release or discharge of any guarantee or indebtedness that resulted in the creation of the guarantee of the notes by such guarantor; or

•	the sale or other disposition of the capital stock of that guarantor or all or substantially all of the assets of that guarantor if such disposition complied with the provisions of the indenture governing the notes.

If any subsidiary guarantee is released, no holder of the notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be structurally senior to the claim of any holders of the notes. See “Description of the Notes—Brief Description of the Notes and the Subsidiary Guarantees—The Subsidiary Guarantees” and “Description of the Notes—Subsidiary Guarantees.”

Any significant reduction in our borrowing base or reduction of lender commitments under our revolving credit facility, as a result of the periodic borrowing base redeterminations or otherwise, may negatively impact our ability to fund our operations.

The credit agreement governing our revolving credit facility limits the amounts we can borrow under our revolving credit facility from time to time up to a specified maximum borrowing base amount or the aggregate amount of lender commitments, whichever is less. The lenders, in their sole discretion, will determine a borrowing base on a semi-annual basis based upon the loan value assigned to the proved reserves attributable to our oil and gas properties evaluated in our most recent reserve report(s). Our lenders may further request two additional unscheduled borrowing base redeterminations during each calendar year. Any increase in the borrowing base will require the consent of the lenders holding 95.0% (or 100.0% if there are fewer than three lenders at the time of determination) of the outstanding credit amounts, or if none are then outstanding, 95% of the commitments (provided that no lender’s commitment may increase without its consent). Distinct from determinations of a borrowing base, each lender, in its sole discretion, will determine the maximum amount of loans it will commit to make under the revolving credit facility based, in part, on general economic considerations and its prevailing lending policies. Outstanding borrowings in excess of the lesser of the specified maximum borrowing base amount or the prevailing aggregate lender commitment must be repaid. If we fail to repay such excess borrowings on a timely basis, we must provide additional oil and gas properties as collateral to the extent necessary to eliminate the deficiency. The borrowing base under our revolving credit facility is $125.0 million and the next scheduled borrowing base redetermination is expected to be completed by October 2016.

We may not be able to repurchase the notes in certain circumstances.

Under the terms of the indenture governing the notes, if we undergo certain kinds of changes of control or sell certain assets, holders of the notes will have the right to require us to repurchase all or a portion of the notes then-outstanding at 101% of the principal amount of the notes being repurchased, plus any accrued and unpaid interest to, but excluding, the date of purchase. In addition, the credit agreement governing our revolving credit facility provides that a change in control (as defined therein) will constitute an event of default that, during its continuance, will prohibit our ability to request borrowings thereunder and will permit the lenders to accelerate the maturity of borrowings under our revolving credit facility and terminate their commitments to lend. The source of funds for any repurchase of the notes and repayment of borrowings under our revolving credit facility would be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not have sufficient funds to pay the repurchase price on the purchase date or repay any other indebtedness that will become due, in which case we could be required to access the credit, financial or other capital markets, including the issuance and sale of equity securities, to repay the repurchase price or such indebtedness. We may also require additional financing from third parties to fund any such purchases, and we may be unable to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the notes may be limited by law. Our failure to offer to repurchase all the notes then-outstanding or to repurchase all validly tendered notes would be an event of default under the indenture governing the notes, and such event of default may cause the acceleration of our other debt. In order to avoid the obligations to repurchase the notes and events of default under the credit agreement governing our revolving credit facility, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

In addition, some important corporate events, such as leveraged recapitalizations, may not, under the indenture governing the notes, constitute a “change of control” that would require us to repurchase the notes then-outstanding, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the notes. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control.”

One of the circumstances under which a change of control may occur is upon the sale or disposition of all or substantially all of our consolidated assets. However, the phrase “all or substantially all” will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or disposition of “all or substantially all” of our consolidated assets has occurred, in which case, the ability of a holder of the notes to obtain the benefits from a repurchase of all or a portion of the notes held by such holder may be impaired.

The requirement that we repurchase all or a portion of the notes then-outstanding in the event of certain kinds of changes of control could cause a default under the agreements governing our other indebtedness, including future agreements, even if the change of control itself does not, due to the financial effect such repurchases could have on us. In the event a change of control repurchase is required to be made at a time when we are prohibited from purchasing the notes, we could attempt to refinance the borrowings that contain such prohibitions. If we do not obtain a consent or repay those borrowings, we will remain prohibited from purchasing notes. In that case, our failure to repurchase tendered notes would constitute an event of default under the indenture which could, in turn, constitute a default under the agreements governing our other indebtedness.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

The outstanding notes have not been registered under the Securities Act, and may not be resold by purchasers thereof unless the outstanding notes are subsequently registered or an exemption from the registration requirements of the Securities Act is available. However, we cannot assure you that, even following registration or exchange of the outstanding notes for exchange notes, that an active trading market for the outstanding notes or the exchange notes will exist, and we will have no obligation to create such a market. Further, we do not intend to list the outstanding notes or the exchange notes on any national securities exchange or include the outstanding notes or the exchange notes in any automated quotation system. At the time of the private placement of the outstanding notes, certain of the initial purchasers of the notes advised us that they intended to make a market in the outstanding notes and the exchange notes, if issued, as permitted by applicable laws and regulations. However, the initial purchasers are not obligated to make a market in the outstanding notes or the exchange notes, and any market-making activities may be discontinued at any time in their sole discretion and without notice. In addition, market-making activities may be limited during the exchange offer for the outstanding notes or while the effectiveness of a shelf registration statement is pending.

Therefore, an active market for the outstanding notes or the exchange notes may not develop or be maintained, which would adversely affect the market price and liquidity of the outstanding notes or the exchange notes. In that case, the holders of the outstanding notes or the exchange notes may not be able to sell such notes at a particular time or at a favorable price. If a trading market were to develop, future trading prices of the notes may be volatile and will depend on many factors, including:

•	the number of holders of notes;

•	prevailing interest rates;

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market for the notes;

•	the time remaining to the maturity of the notes;

•	the outstanding amount of the notes; and

•	the market for similar securities.

Even if an active trading market for the outstanding notes or the exchange notes does develop and is maintained, there is no guarantee that it will continue. Historically, the market for non-investment grade debt has been subject to severe disruptions that have caused substantial volatility in the prices of securities similar to the outstanding notes or the exchange notes. The market, if any, for the outstanding notes or the exchange notes may experience similar disruptions, and any such disruptions may adversely affect the liquidity in that market or the prices at which you may sell your outstanding notes or the exchange notes. In addition, subsequent to their initial issuance, the outstanding notes or the exchange notes may trade at a discount from the notes’ initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

The guarantees of the notes by our subsidiaries could be deemed fraudulent conveyances under certain circumstances, and a court may subordinate or void the guarantees.

All of our current subsidiaries are guarantors of the notes. In certain circumstances, any of our future domestic subsidiaries may also be required to guarantee the notes. A court could subordinate or void the guarantees under various fraudulent conveyance or fraudulent transfer laws. Generally, to the extent that a U.S. court were to find that at the time the guarantee was entered into:

•	the guarantee was incurred with the intent to hinder, delay, or defraud any present or future creditor, or contemplated insolvency with a design to favor one or more creditors to the exclusion of others; or

•	the guarantor did not receive fair consideration or reasonably equivalent value for incurring the guarantee and, at the time the guarantor incurred the guarantee, it:

•	was insolvent or became insolvent as a result of incurring the guarantee,

•	was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital, or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they matured;

then the court would void or subordinate the guarantees in favor of the guarantor’s other obligations.

As a general matter, value is given for a transfer or incurrence of an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee to the extent the guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the notes.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were insolvent at the relevant time or, regardless of the standard that a court uses, whether the notes or the guarantees would be subordinated to our or any of our guarantors’ other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

•	it could not pay its debts as they became due.

If a court were to find that the issuance of the notes or the incurrence of a guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or that guarantee, could subordinate the notes or that guarantee to presently existing and future indebtedness of ours or of the related guarantor or could require the holders of the notes to repay any amounts received with respect to that guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the avoidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of that debt.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination if the court determines that (1) the holder of notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of notes and (3) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

Each guarantee contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent conveyance or fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under applicable law.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

Our debt currently has a non-investment grade rating, and any rating assigned to the notes could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Credit ratings are not recommendations to purchase, hold or sell the notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the notes.

Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes without a substantial discount.

If the notes achieve an investment grade rating from either Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services, or their successors, many of the covenants contained in the indenture governing the notes will be suspended.

If the notes achieve an investment grade rating from either Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services, or their successors, and no default under the indenture governing notes has occurred and is continuing, many of the covenants in the indenture governing the notes will be suspended. These suspended covenants include, among other things, restrictions on our ability to pay dividends, to incur indebtedness and to enter into certain other transactions. In the event that the covenants in the indenture governing the notes are suspended as a result of the notes achieving an investment grade rating, and the notes subsequently lose its investment grade rating, then the covenants will be reinstated. There can be no assurance that the notes will ever be rated investment grade or that the notes, if rated investment grade, will maintain such a rating. However, the suspension of these covenants would allow us and our restricted subsidiaries to engage in transactions that would not have been permitted while these covenants were in force. See “Description of the Notes—Certain Covenants—Covenant Suspension.”

The exchange notes should be treated as issued with original issue discount for U.S. federal income tax purposes and will be treated as “applicable high yield discount obligations.”

Because the outstanding notes were issued with OID, the exchange notes should be treated as having been issued with OID for U.S. federal income tax purposes. Thus, in addition to the stated interest on the exchange notes, U.S. Holders (as defined in “Certain Material U.S. Federal Income Tax Consequences”) will be required to include amounts representing the OID in gross income on a constant yield basis for U.S. federal income tax purposes in advance of the receipt of cash payments to which such income is attributable. For more information about the ownership and disposition of the exchange notes, see “Certain Material U.S. Federal Income Tax Consequences.” In addition, the exchange notes will be treated for U.S. federal income tax purposes as “applicable high yield discount obligations” that are subject to special rules. Under these rules, the deduction for OID may be limited. See “Certain Material U.S. Federal Income Tax Consequences—U.S. Holders—Applicable High Yield Discount Obligations.”

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. In consideration for issuing the exchange notes as contemplated by this prospectus, we will receive outstanding notes in a like principal amount. The form and terms of the exchange notes are substantially identical in all respects to the form and terms of the outstanding notes, except the exchange notes will be registered under the Securities Act and will not contain restrictions on transfer, registration rights or provisions for additional interest. Outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our outstanding indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated on a consolidated basis. You should read these ratios of earnings to fixed charges in connection with our consolidated financial statements, including the notes thereto, incorporated by reference into this prospectus (amounts in thousands, except ratios).

	Year Ended December 31,
	2015	2014	2013	2012
Ratio of earnings to fixed charges(1)(2)	—	—	—	—

(1)	We would have needed to generate additional earnings of $1,047,190, $120,492, $45,016, and $8,759 to achieve coverage of 1:1 for the years ended December 31, 2015, 2014, 2013 and 2012, respectively.
(2)	We had no preferred stock outstanding for any period presented, and accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

In calculating the ratio of earnings to fixed charges, “earnings” is the amount resulting from adding and subtracting the following items: (a) adding the following: (i) pre-tax income from continuing operations before adjustment for income or loss from equity investees (equity investees are investments that we account for using the equity method of accounting); (ii) fixed charges; (iii) amortization of capitalized interest; (iv) distributed income of equity investees; and (v) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges; and (b) subtracting the following: (i) interest capitalized; (ii) preference security dividend requirements of consolidated subsidiaries; and (iii) the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges. The term “fixed charges” means the sum of the following: (a) interest expensed and capitalized; (b) amortized premiums, discounts, and capitalized expenses related to indebtedness; (c) an estimate of the interest within rental expense; and (d) preference security dividend requirements of consolidated subsidiaries.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

At the closing of the offering of the outstanding notes, we entered into a registration rights agreement with the initial purchasers pursuant to which we agreed, for the benefit of the holders of the outstanding notes, at our cost, to do the following:

•	file an exchange offer registration statement with the SEC with respect to the exchange offer for the exchange notes, and

•	use reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act.

Upon the SEC’s declaring the exchange offer registration statement effective, we agreed to offer the exchange notes in exchange for surrender of the outstanding notes. We agreed to use reasonable best efforts to cause the exchange offer registration statement to be effective and to keep the exchange offer open for a period of not less than 20 business days. We agreed to use our commercially reasonable efforts to complete the exchange offer not later than 60 days after the exchange offer registration statement is declared effective by the SEC.

For each outstanding note surrendered to us pursuant to the exchange offer, the holder of such outstanding note will receive an exchange note having a principal amount equal to that of the surrendered outstanding note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the surrendered outstanding note or, if no interest has been paid on the outstanding note, from the date of the original issuance of the outstanding note. The registration rights agreement also obligates us to include in the prospectus for the exchange offer certain information necessary to allow a broker-dealer who holds outstanding notes that were acquired for its own account as a result of market-making activities or other trading activities (other than outstanding notes acquired directly from us or one of our affiliates) to exchange such outstanding notes pursuant to the exchange offer and to satisfy the prospectus delivery requirements in connection with resales of exchange notes received by such broker-dealer in the exchange offer. We agreed to amend or supplement the prospectus contained in the exchange offer registration statement for a period of 180 days after the last exchange date, which period may be extended under certain circumstances.

The preceding agreement is needed because each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. See “Plan of Distribution.” This prospectus covers the offer and sale of the exchange notes pursuant to the exchange offer and the resale of exchange notes received in the exchange offer by any broker-dealer who held outstanding notes acquired for its own account as a result of market-making activities or other trading activities other than outstanding notes acquired directly from us or one of our affiliates.

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer would in general be freely tradable after the exchange offer without further registration under the Securities Act. However, any purchaser of outstanding notes who is an “affiliate” of ours or who intends to participate in the exchange offer for the purpose of distributing the related exchange notes:

•	will not be able to rely on the interpretation of the staff of the SEC,

•	will not be able to tender its outstanding notes in the exchange offer, and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the outstanding notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Each holder of the outstanding notes who desires to exchange outstanding notes for the exchange notes in the exchange offer will be required to make the representations described below under “—Procedures for Tendering—Your Representations to Us.”

We further agreed to file with the SEC a shelf registration statement to register for public resale of outstanding notes held by any holder who provides us with certain information for inclusion in the shelf registration statement if:

i.	the exchange offer would violate any applicable law or applicable interpretation of the staff of the SEC,

ii.	the exchange offer is not consummated within 365 days of the issuance of the outstanding notes,

iii.	any initial purchaser so requests with respect to the outstanding notes not eligible to be exchanged for the exchange notes and held by it following the consummation of the exchange offer, or

iv.	any holder, other than a broker-dealer, is not eligible to participate in the exchange offer, or if any holder, other than a broker-dealer, that participates in the exchange offer does not receive freely tradeable exchange notes in exchange for tendered outstanding notes.

We have agreed, at our expense, (a) as promptly as practicable (but in no event more than 30 days after such filing obligation arises) to file a shelf registration statement, (b) to use our reasonable best efforts to cause the shelf registration statement to be declared effective (unless it becomes effective automatically upon filing) under the Securities Act on or prior to July 5, 2016 in the case of clauses (i) and (ii) above and on or prior to the 180th day after the date on which the shelf registration statement is required to be filed in the case of clauses (iii) and (iv) above, and (c) to keep effective the shelf registration statement until two years after its effective date (or such shorter period that will terminate when all the notes covered thereby have been sold pursuant thereto or in certain other circumstances).

If (a) the exchange offer is not consummated on or before the 365th calendar day following the date of issuance of the outstanding notes, (b) a shelf registration statement applicable to the notes is not filed or declared effective when required, or (c) a registration statement applicable to the notes is declared effective as required but thereafter fails to remain effective or usable in connection with resales for more than 60 days (each such event referred to in clauses (a) through (c) above, a “Registration Default”), we will pay liquidated damages in the form of additional interest in cash to each holder of notes in an amount equal to 0.25% per annum of the aggregate principal amount of notes for the 90-day period immediately following the occurrence of the Registration Default until such time as no Registration Default is in effect, which rate shall increase by 0.25% per annum for each subsequent 90-day period during which such Registration Default continues up to a maximum of 1.00% per annum. Following the cure of all Registration Defaults, such additional interest will cease to accrue and the interest rate on the notes will revert to the original rate; provided, however, that, if after the date such additional interest ceases to accrue, a different Registration Default occurs, such additional interest may again commence accruing pursuant to the foregoing provisions. All references herein to “interest” include any additional interest payable pursuant to this paragraph.

Holders of the outstanding notes will be required to make certain representations to us (as described in the registration rights agreement) in order to participate in the exchange offer and may be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their outstanding notes included in the shelf registration statement.

This summary of the material provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, copies of which are filed as exhibits to the registration statement which includes this prospectus.

Except as set forth above, after consummation of the exchange offer, holders of outstanding notes which are the subject of the exchange offer have no registration or exchange rights under the registration rights agreement. See “—Consequences of Failure to Exchange.”

Terms of the Exchange Offer

Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue exchange notes in principal amount equal to the principal amount of outstanding notes surrendered in the exchange offer. Outstanding notes may be tendered only for exchange notes and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

As of the date of this prospectus, $550,000,000 in aggregate principal amount of the outstanding notes is outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Outstanding notes that the holders thereof do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These outstanding notes will continue to be entitled to the rights and benefits such holders have under the indenture relating to the notes and the registration rights agreement.

We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us.

If you tender outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled “—Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.

We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on June 10, 2016, unless, in our sole discretion, we extend it.

Extensions, Delays in Acceptance, Termination or Amendment

We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders. During any such extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

If any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied, we reserve the right, in our sole discretion:

•	to delay accepting for exchange any outstanding notes,

•	to extend the exchange offer, or

•	to terminate the exchange offer,

by giving oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice thereof to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the outstanding notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we may extend the exchange offer. In the event of a material change in the exchange offer, including the waiver by us of a material condition, we will extend the exchange offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

Conditions to the Exchange Offer

We will not be required to accept for exchange, or exchange any exchange notes for, any outstanding notes if the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the SEC. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting outstanding notes for exchange in the event of such a potential violation.

In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us the representations described under “—Your Representations to Us,” “—Procedures for Tendering” and “Plan of Distribution” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the exchange notes under the Securities Act.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give prompt oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

Procedures for Tendering

In order to participate in the exchange offer, you must properly tender your outstanding notes to the exchange agent as described below. It is your responsibility to properly tender your notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

If you have any questions or need help in exchanging your notes, please call the exchange agent, whose address and phone number are set forth in “—Exchange Agent.”

All of the outstanding notes were issued in book-entry form, and all of the outstanding notes are currently represented by global certificates held for the account of DTC. We have confirmed with DTC that the outstanding notes may be tendered using the Automated Tender Offer Program (“ATOP”) instituted by DTC. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their outstanding notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender outstanding notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange outstanding notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

There is no procedure for guaranteed late delivery of the notes.

Determinations Under the Exchange Offer

We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

When We Will Issue Exchange Notes

In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	a book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.

Return of Outstanding Notes Not Accepted or Exchanged

If we do not accept any tendered outstanding notes for exchange or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged outstanding notes will be returned without expense to their tendering holder. Such non-exchanged outstanding notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

Your Representations to Us

By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act; and

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes, you acquired those notes as a result of market-making activities or other trading activities and you will deliver a prospectus (or to the extent permitted by law, make available a prospectus) in connection with any resale of such exchange notes.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective you must comply with the appropriate procedures of DTC’s ATOP system. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn outstanding notes and otherwise comply with the procedures of DTC.

We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn to not have been validly tendered for exchange for purposes of the exchange offer.

Any outstanding notes that have been tendered for exchange but are not exchanged for any reason will be credited to an account maintained with DTC for the outstanding notes. This crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn outstanding notes by following the procedures described under “—Procedures for Tendering” above at any time prior to 5:00 p.m., New York City time, on the expiration date.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, telephone, electronic mail or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	all registration and filing fees and expenses;

•	all fees and expenses of compliance with federal securities and state “blue sky” or securities laws;

•	accounting and legal fees, disbursements and printing, messenger and delivery services, and telephone costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

Consequences of Failure to Exchange

If you do not exchange your outstanding notes for exchange notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the outstanding notes. In general, you may not offer or sell the outstanding notes unless the offer or sale is either registered under the Securities Act or exempt from the registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

Exchange Agent

All executed letters of transmittal should be directed to the Exchange Agent. Deutsche Bank Trust Company Americas has been appointed as Exchange Agent for the Exchange Offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the Exchange Agent addressed as follows:

By Registered or Certified Mail,

Overnight Courier or Hand Delivery

Deutsche Bank Trust Company Americas, as Exchange Agent

DB Services Americas, Inc.

5022 Gate Parkway, Suite 200

Jacksonville, FL 32256

United States of America

Attention: Reorg. Department

Tel: +1 (877) 843 9767

Email: DB.Reorg@db.com

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes. This carrying value is the aggregate principal amount of the outstanding notes less any bond discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF THE NOTES

The Exchange Notes will be issued and the Initial Notes were issued (in this section, together, the “Notes”) under an indenture dated as of July 6, 2015 (the “Indenture”) by and among the Company, the Guarantors and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the Indenture. It does not restate this agreement in its entirety. The Company urges you to read the Indenture because it, and not this description, defines your rights as Holders of the Notes. You may request copies of the Indenture at the Company’s address set forth under the headings “—Additional Information” and “Incorporation of Certain Information by Reference.”

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, the word “Company” refers only to Eclipse Resources Corporation and not to any of its subsidiaries.

The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders of Notes will have rights under the Indenture, and all references to “Holders” in this description are to registered holders of Notes.

Brief Description of the Notes and Subsidiary Guarantees

The Notes

The Exchange Notes, like the Initial Notes:

•	will be general unsecured senior obligations of the Company;

•	will be equal in right of payment to all existing and future senior Indebtedness of the Company;

•	will be effectively subordinate in right of payment to any existing and future secured Indebtedness of the Company to the extent of the collateral securing such Indebtedness, including Indebtedness of the Company under the Credit Agreement;

•	will be senior in right of payment to any future subordinated Indebtedness of the Company;

•	will be effectively subordinated to the Indebtedness of future subsidiaries that do not guarantee the Notes; and

•	will be guaranteed by the Guarantors.

The Subsidiary Guarantees

The Exchange Notes will be jointly and severally guaranteed by each of the Company’s present Restricted Subsidiaries and by any of its future Domestic Subsidiaries that are not Immaterial Subsidiaries and that guarantee Indebtedness of the Company or another Guarantor under a Credit Facility.

The Subsidiary Guarantees of the Exchange Notes:

•	will be general unsecured senior obligations of each Guarantor;

•	will be equal in right of payment to all existing and future senior Indebtedness of each Guarantor;

•	will be effectively subordinate in right of payment to any existing and future secured Indebtedness of each Guarantor to the extent of the collateral securing such Indebtedness, including Indebtedness of such Guarantors under the Credit Agreement; and

•	will be senior in right of payment to any future subordinated Indebtedness of each Guarantor.

Currently, all of the Company’s Subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “—Certain Definitions—Unrestricted Subsidiary,” the Company will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture and will not guarantee the Notes. Any Guarantor may also be released from time to time from its Subsidiary Guarantee in the circumstances described below under the caption “—Subsidiary Guarantees.”

Principal, Maturity and Interest

Currently, the Notes have an aggregate principal amount of $550.0 million. The Company may issue Additional Notes from time to time in the future in an unlimited amount, without the consent of the Holders but subject to the provisions of the Indenture described below under the caption “—Certain Covenants—Incurrence of Indebtedness.” The Initial Notes and any Additional Notes subsequently issued under the Indenture, together with any Exchange Notes will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless otherwise provided or the context otherwise requires, for all purposes of the Indenture and this “Description of the Notes,” references to the Notes include any Additional Notes and Exchange Notes actually issued.

The Company will issue Exchange Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Exchange Notes will mature on July 15, 2023.

Interest on the Exchange Notes will accrue at the rate of 8.875% per year and will be payable semiannually in arrears on January 15 and July 15, commencing on January 15, 2016. The Company will make each interest payment to the Holders of record of the Exchange Notes on the immediately preceding January 1 and July 1.

Interest on the Exchange Notes will accrue from the last interest payment date on which interest was paid on the Initial Note tendered in exchange thereof, or, if no interest has been paid on the Initial Note, from the date of the original issuance of the Initial Note. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The interest rate on the Notes is subject to increase at the Company’s option as described below under the caption “—Events of Default and Remedies.” All references to interest on the Notes include any such additional interest that may be payable.

Methods of Receiving Payments on the Notes

If a Holder of not less than $5.0 million aggregate principal amount of Notes held in definitive form has given wire transfer instructions to the Company, the Company will make all principal, premium and interest payments on those Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the Paying Agent unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

The Company will make all principal, premium and interest payments on each Note in global form registered in the name of The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the Holder of such global Note.

Paying Agent and Registrar for the Notes

The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders of the Notes, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

A Holder may transfer or Exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents. Holders will be required to pay all taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or between a record date and the next succeeding interest payment date.

The registered Holder of a Note will be treated as the owner of it for all purposes.

Subsidiary Guarantees

The Guarantors jointly and severally guarantee the Company’s obligations under the Notes on a senior unsecured basis. The obligations of each Guarantor under its Subsidiary Guarantee are limited in a manner intended to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable laws, although no assurance can be given that a court would give the Holders the benefit of such a provision. Please read “Risk Factors—Risks Related to Our Indebtedness and the Notes—The guarantees of the notes by our subsidiaries could be deemed fraudulent conveyances under certain circumstances, and a court may subordinate or void the guarantees.”

Except in a transaction resulting in the release of a Subsidiary Guarantee of a Guarantor, the Company will not permit a Guarantor to consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person (other than the Company or another Guarantor) unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default shall have occurred and be continuing; and

(2)	the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of that Guarantor under its Subsidiary Guarantee pursuant to a supplemental indenture.

The Subsidiary Guarantee of a Guarantor will be released without the consent of any Holders in accordance with the applicable provisions of the Indenture:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person other than the Company or another Guarantor, if such transaction as of the time of such disposition complies with the provisions of the Indenture described under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(2)	in connection with any sale or other disposition of the Capital Stock of a Guarantor (including by way of merger or consolidation) to a Person other than the Company or another Guarantor, if such transaction at the time of such disposition complies with the provisions of the Indenture described under the caption “—Repurchase at the Option of Holders—Asset Sales” and the Guarantor ceases to be a Restricted Subsidiary of the Company as a result of such transaction;

(3)	if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Indenture;

(4)	upon the liquidation or dissolution of any Guarantor that does not constitute a Default or Event of Default;

(5)	if the Company effects a Legal Defeasance or Covenant Defeasance as described under “—Legal Defeasance and Covenant Defeasance” or if it satisfies and discharges the Indenture as described under “—Satisfaction and Discharge;” or

(6)	at such time as such Guarantor ceases to guarantee any other Indebtedness of the Company or any other Guarantor under a Credit Facility.

Optional Redemption

Prior to July 15, 2018, the Company may on any one or more occasions redeem up to 35% of the original aggregate principal amount of the Notes (including any Additional Notes) issued prior to the redemption date under the Indenture in an amount not greater than the Net Cash Proceeds of one or more Equity Offerings, at a redemption price of 108.875% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date); provided that:

(1)	at least 65% in original aggregate principal amount of the Notes (including any Additional Notes) remain outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries); and

(2)	each such redemption must occur within 180 days of the date of the closing of the related Equity Offering.

In addition, at any time prior to July 15, 2018, the Company may on one or more occasions redeem all or part of the Notes at a redemption price equal to the sum of:

(i)	the principal amount thereof, plus

(ii)	the Make Whole Premium at the redemption date,

plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

On or after July 15, 2018, the Company may redeem all or a part of the Notes at any time or from time to time at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve-month period beginning on July 15 of the years indicated below:

Year	Percentage
2018	106.656%
2019	104.438%
2020	102.219%
2021 and thereafter	100.000%

Except pursuant to the preceding paragraphs, or as described below in the last paragraph under “—Repurchase at the Option of Holders—Change of Control,” the Notes will not be redeemable at the Company’s option prior to maturity.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows, in each case, in accordance with DTC procedures:

(1)	if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2)	if the Notes are not so listed, on a pro rata basis.

Notes or portions of Notes the Trustee selects for redemption shall be in minimum amounts of $2,000 or a whole multiple of $1,000 in excess thereof. Notices of redemption shall be given in the manner prescribed in the Indenture at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that notices of redemption may be given more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may be subject to one or more conditions precedent specified in the notice of redemption, including completion of an Equity Offering or other corporate transaction.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption, subject to satisfaction of any conditions to the redemption. On and after the redemption date, interest will cease to accrue on Notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. Under certain circumstances, the Company may be required to offer to purchase Notes as described under the captions “—Repurchase at the Option of Holders—Change of Control” and “—Asset Sales.” The Company may at any time and from time to time purchase Notes in the open market or otherwise.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, unless the Company has previously or concurrently exercised its right to redeem all of the Notes as described under “—Optional Redemption,” each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, the Company will offer a payment (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of Notes to be repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase (the “Change of Control Payment Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of purchase.

No later than 30 days following any Change of Control, unless the Company has previously or concurrently exercised its right to redeem all of the Notes as described under “—Optional Redemption” or, at the Company’s option and as set forth below, in advance of a Change of Control, the Company will send a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, which date will be no earlier than 30 days nor later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described herein or compliance therewith would constitute a violation of any such laws or regulations, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of the Company’s compliance with such securities laws or regulations.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3)	deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

The Paying Agent will promptly mail or wire transfer to each Holder of Notes so tendered and not withdrawn the Change of Control Payment for such tendered Notes, with such payments to be made through the facilities of DTC for all Notes in global form, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any, by such Holder; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The Company will announce to the Holders of the Notes the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

Other than as expressly provided herein, the provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture will not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Credit Agreement currently treats certain change of control events with respect to the Company as an event of default entitling the lenders to terminate all further lending commitments, to accelerate all loans then outstanding and to exercise other remedies. The occurrence of a Change of Control may result in a default under future Indebtedness of the Company and its Subsidiaries, and give the lenders thereunder the right to require the Company to repay obligations outstanding thereunder. Moreover, the exercise by Holders of their right to require the Company to repurchase the Notes could cause a default under such future Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. The Company’s ability to repurchase Notes following a Change of Control also may be limited by the Company’s then existing financial resources.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer, (2) a notice of redemption for all then-outstanding Notes has been given, unless and until there is a default in payment of the applicable redemption price or (3) in connection with or in contemplation of any publicly announced Change of Control, the Company has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Notes properly tendered in accordance with the terms of the Alternate Offer.

Notwithstanding anything to the contrary herein, a Change of Control Offer or Alternate Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of a Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer or Alternate Offer.

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole may be uncertain.

If Holders of not less than 90% in aggregate principal amount of the then-outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer or Alternate Offer and the Company, or any other Person making a Change of Control Offer in lieu of the Company as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment or Alternate Offering price, as applicable, plus, to the extent not included in the Change of Control Payment or Alternate Offer price, as applicable, accrued and unpaid interest, if any, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of purchase).

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Equity Interests or other assets issued or sold or otherwise disposed of (which may be determined at the time of entering into any agreement with respect to such Asset Sale); and

(2)	(A) at least 75% of the aggregate consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, from such Asset Sale, on a cumulative basis, is in the form of cash, Cash Equivalents or assets of the type referred to in clauses (2) or (3) of the next succeeding paragraph, or any combination of the foregoing (together, “Permitted Consideration”) or (B) the Fair Market Value of all forms of consideration other than Permitted Consideration since the Issue Date does not exceed in the aggregate 10% of the ACNTA of the Company at the time when such determination is made. For purposes of this provision, each of the following shall be deemed to be cash:

(a)	any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a novation agreement, indemnity agreement or similar agreement that releases the Company or such Restricted Subsidiary from or indemnifies against further liability;

(b)	with respect to any Asset Sale of properties used or useful in the Oil and Gas Business by the Company or any of its Restricted Subsidiaries where the Company or such Restricted Subsidiary retains an interest in such property, the amount of the costs and expenses of the Company or such Restricted Subsidiary related to the exploration, development, completion or production of such properties and activities related thereto which the transferee (or an Affiliate thereof) agrees to pay;

(c)	Indebtedness (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or a Guarantee) of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale; provided that the Company and each other Restricted Subsidiary are released from any Guarantee of such Indebtedness in connection with such Asset Sale;

(d)	any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted within 180 days by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion); and

(e)	solely in the case of any Asset Sale of Midstream Assets, Permitted MLP Securities.

Notwithstanding the foregoing, in the case of any Asset Sale pursuant to a condemnation, appropriation or similar taking, including by deed in lieu of condemnation, such Asset Sale shall not be required to satisfy the requirements of clauses (1) and (2) above.

Within the later of (x) one year after the date of receipt of any Net Proceeds from an Asset Sale and (y) six months after the date of an agreement entered into within such one-year period committing the Company or Restricted Subsidiary to make an acquisition or expenditure referred to in clauses (2) or (3) below, the Company or a Restricted Subsidiary may apply such Net Proceeds at its option, in any one or more of the following:

(1)	to repay, prepay, redeem or repurchase any Indebtedness of the Company or any Restricted Subsidiary (other than Subordinated Indebtedness);

(2)	to acquire all or substantially all of the assets of, or any Capital Stock of, one or more Persons principally engaged in the Oil and Gas Business that will, upon such acquisition, become a Restricted Subsidiary or acquire any minority interest in a Restricted Subsidiary; or

(3)	to make capital expenditures or to acquire properties or assets, in each case that are used or useful in the Oil and Gas Business.

Pending the final application of any such Net Proceeds, the Company may reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, within 10 Business Days thereof, the Company will make an offer (the “Asset Sale Offer”) to all Holders of Notes and, to the extent required by the terms thereof, all holders of other Indebtedness that is pari passu in right of payment with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets to purchase, prepay or redeem the maximum principal amount of Notes and such other pari passu Indebtedness, plus all accrued and unpaid interest and expenses, if any, that may be purchased out of the Excess Proceeds. The offer price with respect to the Notes in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase, prepayment or redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of purchase), and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or any Restricted Subsidiary may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis and in accordance with DTC procedures, on the basis of the aggregate principal amounts tendered in round denominations (which in the case of the Notes will be minimum denominations of $2,000 principal amount or multiples of $1,000 in excess thereof (except that any notes represented by a note in global form will be selected by such method as DTC may require). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Company will announce the results of the Asset Sale Offer to the Holders of Notes on or as soon as practicable after the date such Asset Sale Offer is completed.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described herein or compliance therewith would constitute a violation of any such laws or regulations, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of the Company’s compliance with such securities laws or regulations.

Certain Covenants

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment by the Company or any Restricted Subsidiary in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable (a) in Equity Interests (other than Disqualified Stock) of the Company or (b) to the Company or a Restricted Subsidiary of the Company);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company);

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity or scheduled sinking fund payment, any Subordinated Indebtedness of the Company or any Guarantor, except (a) a payment of interest or principal on or after the date when due or within three Business Days prior thereto, (b) in anticipation of satisfying a sinking fund obligation, principal installment payment or payment due at final maturity, in each case due within one year of the date of such payment, purchase or other acquisition or retirement or (c) payments on Indebtedness owed to the Company or a Restricted Subsidiary; or

(4)	make any Investment other than a Permitted Investment (all such payments and other actions set forth in clauses (1) through (3) above and this clause (4) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)	the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness;” and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9), (10), (11), (12) or (13) of the next succeeding paragraph, but including Restricted Payments permitted by clause (1) of such paragraph), is less than the sum, without duplication, of:

(a)	50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from October 1, 2015 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b)

100% of the aggregate Net Cash Proceeds and 100% of the Fair Market Value of securities or other property other than cash (including Capital Stock of Persons engaged in the Oil and Gas Business or assets used in the Oil and Gas Business) received by the Company or a Restricted Subsidiary since the Issue Date (i) as a contribution to its common equity capital, (ii) from the issue or sale of Equity Interests of the Company (other than (A) Disqualified Stock, (B) Equity Interests sold to a Subsidiary of the Company or (C) Equity Interests sold to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees to the extent such sale is financed by loans from or guaranteed by the Company or any of its Restricted Subsidiaries (unless such loans have been repaid with cash on or prior to the date of determination)) or (iii) upon the exercise of any options, warrants or rights to purchase Equity Interests (other than Disqualified Stock) of the Company; plus

(c)	the amount by which Indebtedness is reduced on the Company’s consolidated balance sheet upon the conversion or exchange (other than by a Restricted Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (plus the amount of any accrued interest then outstanding on such Indebtedness to the extent the obligation to pay such interest is extinguished less the amount of any cash, or the Fair Market Value of any property (as determined in good faith by an officer of the Company), distributed by the Company upon such conversion or exchange), plus Net Cash Proceeds, if any, received by the Company or any of its Restricted Subsidiaries upon such conversion or exchange; plus

(d)	an amount equal to the sum of (i) (A) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, (B) proceeds realized on the sale of such Investments and (C) proceeds representing the return of capital (excluding dividends and distributions to the extent included in Consolidated Net Income), in each case received by the Company or any Restricted Subsidiary since the Issue Date, and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that to the extent the foregoing sum exceeds, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary since the Issue Date, such excess shall not be included in this clause (d) unless the amount represented by such excess has not been and will not be taken into account in one of the foregoing clauses (a)-(c); plus

(e)	$25.0 million.

The preceding provisions will not prohibit:

(1)	the payment of any dividend or the consummation of any redemption within 60 days after the date of declaration or giving of redemption notice, as the case may be, thereof, if at said date of declaration or notice such payment would have complied with the provisions of the Indenture (and such payment shall be deemed to be paid on the date of payment for purposes of any calculation required by this covenant);

(2)	any Restricted Payment made in exchange for, or out of the Net Cash Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or in exchange for, or out of, the Net Cash Proceeds of the substantially concurrent contribution of common equity capital to the Company, with any such payment or contribution being deemed to be “substantially concurrent” if made within 180 days of the sale of the Equity Interests in question or receipt, as the case may be; provided that the amount of any such Net Cash Proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

(3)	the defeasance, redemption, repurchase, retirement or other acquisition of any Subordinated Indebtedness of the Company or any Guarantor with the Net Cash Proceeds from an incurrence of any Permitted Refinancing Indebtedness permitted to be incurred under the caption “—Incurrence of Indebtedness;”

(4)	the payment of any dividend or other distribution by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis or on a basis more favorable to the Company or any Restricted Subsidiary;

(5)	the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company, whether upon the exercise or conversion of stock appreciation rights, restricted stock, stock or unit options, restricted units, phantom units, options, warrants, incentives, rights to acquire Equity Interests or other convertible or derivative securities of such Equity Interests or otherwise, held by any present or former officer, director, member of management, consultant or employee of the Company or any of its Restricted Subsidiaries (or heirs, estates or other transferees or beneficiaries thereof) pursuant to any agreement (including employment agreements, management equity subscription agreements, stock option agreements or benefit plans); provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $5.0 million in any calendar year, with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years; provided, further, however, that such aggregate amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds received by the Company or any of the Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Company or any direct or indirect parent of the Company (to the extent contributed to the Company) to officers, directors, members of management, consultants or employees of the Company or any of its Restricted Subsidiaries or any Affiliate of the Company that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (3)(b) of the preceding paragraph), plus

(b)	the cash proceeds of key man life insurance policies received by the Company, any Affiliate of the Company (to the extent contributed to the Company) or any of the Company’s Restricted Subsidiaries after the Issue Date;

provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year; and provided, further, that cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from any present or former employees, directors, managers, officers or consultants of the Company, any Restricted Subsidiary or any Affiliate of the Company in connection with a repurchase of Equity Interests of the Company or any of its direct or indirect parents will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(6)	loans or advances to employees of the Company or employees or directors of any Subsidiary of the Company, in each case as permitted by Section 402 of the Sarbanes-Oxley Act of 2002, the proceeds of which are used to purchase Capital Stock of the Company, or to refinance loans or advances made pursuant to this clause (6), in an aggregate amount not in excess of $2.0 million at any one time outstanding;

(7)	repurchases or other acquisitions for value of Capital Stock deemed to occur upon the exercise, exchange or conversion of stock appreciation rights, restricted stock, stock or unit options, restricted units, phantom units, options, warrants, incentives, rights to acquire Equity Interests or other convertible or derivative securities of such Equity Interests or otherwise, to the extent such Capital Stock represents a portion of the exercise, exchange or conversion price thereof or made in lieu of withholding taxes in connection with any such exercise, exchange or conversion;

(8)	upon the occurrence of a Change of Control or an Asset Sale and within 60 days after the completion of the offer to repurchase the Notes under the covenants described under “—Repurchase at the Option of Holders—Change of Control” or “—Asset Sales” above (including the purchase of all Notes properly tendered and required to be purchased), any purchase, repurchase, redemption, defeasance, acquisition or other retirement for value of Subordinated Indebtedness required under the terms thereof as a result of such Change of Control or Asset Sale at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any, provided that in the notice to Holders relating to a Change of Control or Asset Sale hereunder, the Company shall describe this clause (8);

(9)	the purchase by the Company of fractional shares arising out of stock dividends, splits or business combinations or conversion of convertible or exchangeable securities of debt or equity issued by the Company;

(10)	payments to dissenting stockholders (x) pursuant to applicable law or (y) in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by the Indenture;

(11)	dividends on Disqualified Stock of the Company or preferred stock of any Restricted Subsidiary if such dividends are included in the calculation of Fixed Charges;

(12)	payments made by any Person other than the Company or any Restricted Subsidiary to the stockholders of the Company in connection with or as part of (a) a merger or consolidation of the Company with or into such Person or a subsidiary of such Person, or (b) a merger of a subsidiary of such Person into the Company; or

(13)	other Restricted Payments not to exceed the greater of (a) $25.0 million and (b) 1.5% of ACNTA in the aggregate since the Issue Date.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities other than cash that are required to be valued by this covenant will be determined, in the case of amounts in excess of $20.0 million, by an officer of the Company and, in the case of amounts in excess of $50.0 million, by the Board of Directors of the Company whose resolution with respect thereto will be delivered to the Trustee.

For purposes of determining compliance with this covenant, if a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in clauses (1)-(13) above or pursuant to the first paragraph of this covenant, the Company, in its sole discretion, may order and classify, and subsequently reorder and reclassify, such Restricted Payment in any manner in compliance with this covenant.

Incurrence of Indebtedness

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt); provided, however, that the Company and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt), if the Fixed Charge Coverage Ratio would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the Net Cash Proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of the applicable period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Indebtedness”):

(1)	the incurrence by the Company and any Guarantor of Indebtedness under one or more Credit Facilities; provided that the aggregate principal amount of all Indebtedness incurred under this clause (1) and outstanding at any time does not exceed an amount equal to the greater of (a) $350.0 million, (b) 30.0% of ACNTA and (c) the Borrowing Base at the time of incurrence;

(2)	the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness (other than Indebtedness described under clauses (1), (3) or (6) of this paragraph);

(3)	the incurrence by the Company and the Guarantors of Indebtedness represented by (a) the Initial Notes, (b) any Exchange Notes issued pursuant to the Registration Rights Agreement in exchange for the Notes, and (c) any Subsidiary Guarantees;

(4)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings, industrial revenue bonds, purchase money obligations or other Indebtedness or preferred stock, or synthetic lease obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, development, construction, installation, repair or improvement of property (real or personal and including Capital Stock), plant or equipment used in the business of the Company or any of its Restricted Subsidiaries (in each case, whether through the direct purchase of such assets or the Equity Interests of any Person owning such assets), and related financing costs, in an aggregate principal amount, taken together with Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), that does not exceed the greater of $75.0 million and 5.0% of ACNTA at the time of incurrence;

(5)	the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the Net Cash Proceeds of which are used to refund, refinance, replace, defease or discharge Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (11) or (14) or this clause (5) of this paragraph;

(6)	the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a)	(i) if the Company is the obligor on such Indebtedness and the obligee is not a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes, and (ii) if a Guarantor is the obligor of such Indebtedness and the obligee is neither the Company nor a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations of such Guarantor with respect to its Subsidiary Guarantee; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause;

(7)	any obligations in respect of self-insurance obligations or the financing of insurance premiums, completion bonds, performance bonds, bid bonds, appeal bonds, surety bonds, bankers acceptances, letters of credit, insurance obligations or bonds and other similar bonds and obligations incurred by the Company or any Restricted Subsidiary in the ordinary course of business or customary in the Oil and Gas Business and any Guarantees or letters of credit functioning as or supporting any of the foregoing bonds or obligations;

(8)	any obligation (including deferred premiums) under Interest Rate Agreements, Currency Agreements and Commodity Agreements; provided, that such Interest Rate Agreements, Currency Agreements and Commodity Agreements are entered into in the ordinary course of business or customary in the Oil and Gas Business;

(9)	any obligation arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, Guarantee, adjustment of purchase price, holdback, earn-out, contingency payment obligation based on the performance of the acquired or disposed asset or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, asset or Capital Stock;

(10)	(a) any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of incurrence; and (b) obligations constituting reimbursement obligations with respect to letters of credit; provided that upon the drawing of such letters of credit, such obligations are reimbursed with 10 Business Days following such drawing;

(11)	the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Acquisition Indebtedness;

(12)	any Guarantee of Indebtedness of the Company or a Restricted Subsidiary to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated or pari passu with the Notes, the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(13)	Indebtedness incurred on behalf of, or representing guarantees of Indebtedness of, Persons other than the Company or any Restricted Subsidiaries in which the Company or a Restricted Subsidiary has an Investment; provided, however, that the aggregate principal amount of Indebtedness incurred under this clause (13), when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (13), does not exceed the greater of $50.0 million and 3.5% of ACNTA at the time of incurrence; and

(14)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in addition to Indebtedness permitted by clauses (1) through (13) above or the first paragraph above in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (14), not to exceed the greater of (a) $50.0 million and (b) 3.0% of the Company’s ACNTA, determined as of the date of incurrence of such Indebtedness after giving effect to such incurrence and the application of the proceeds therefrom.

For purposes of determining compliance with this “Indebtedness” covenant:

(1)	in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness (or any portion thereof) on the date of its incurrence and, subject to clause (2) below, may later reclassify such items of Indebtedness (or any portion thereof), in any manner that complies with this covenant, and only be required to include the amount and type of such Indebtedness in one of such clauses or may include the amount and type of such Indebtedness partially in one such clause and partially in one or more other such clauses;

(2)	all Indebtedness outstanding on the Issue Date under the Credit Agreement after giving effect to the offering of the Initial Notes and the use of proceeds thereof shall be deemed initially incurred on the Issue Date under clause (1) of the second paragraph of this covenant and not the first paragraph or clause (2) of the second paragraph of this covenant;

(3)	Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(4)	the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP;

(5)	Indebtedness of any Person existing at the time such Person becomes a Restricted Subsidiary shall be deemed to have been incurred by the Company and the Restricted Subsidiary at the time such Person becomes a Restricted Subsidiary; and

(6)	the accrual of interest or dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred equity as Indebtedness due to a change in accounting principles, the payment of dividends on Disqualified Stock or preferred equity in the form of additional shares of the same class of Disqualified Stock or preferred equity will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred equity for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Permitted Refinancing Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to create, incur, assume or permit to exist any Lien on any of their properties or assets now owned or hereafter acquired, except Permitted Liens, to secure (a) any Indebtedness of the Company unless prior to, or contemporaneously therewith, the Notes are equally and ratably secured for so long as such other Indebtedness is so secured, or (b) any Indebtedness of any Guarantor, unless prior to, or contemporaneously therewith, the Subsidiary Guarantee of such Guarantor is equally and ratably secured for so long as such other Indebtedness is so secured; provided, however, that if such Indebtedness is expressly subordinated to the Notes or a Subsidiary Guarantee, the Lien securing such Indebtedness will be subordinated and junior to the Lien securing the Notes or such Subsidiary Guarantee, as the case may be, with the same relative priority as such Indebtedness has with respect to the Notes or such Subsidiary Guarantee.

Any Lien on any assets of the Company or any Restricted Subsidiary created for the benefit of the holders of the notes pursuant to the preceding paragraph shall provide by its terms that such Lien shall without the consent of the holders of the notes be automatically and unconditionally released and discharged at such time as there are no other Liens (other than Permitted Liens) on such assets securing Indebtedness.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a)	pay dividends or make any other distributions on its Capital Stock to the Company or any of the Company’s Restricted Subsidiaries, or pay any Indebtedness owed to the Company or any of the

Company’s Restricted Subsidiaries (it being understood that the priority of any preferred stock in receiving dividends, distributions or liquidating distributions prior to dividends, distributions or liquidating distributions being paid on Capital Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(b)	make loans or advances to the Company or any of the Company’s Restricted Subsidiaries (it being understood that the subordination of loans or advances made to the Company or any of its Restricted Subsidiaries to other Indebtedness incurred by the Company or any of its Restricted Subsidiaries shall not be deemed a restriction on the ability to make loans or advances); or

(c)	transfer any of its properties or assets to the Company or any of the Company’s Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements existing on the Issue Date, including the Credit Agreement as in effect on the Issue Date;

(2)	the Indenture, the Notes, the Exchange Notes and the Subsidiary Guarantees;

(3)	any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(4)	any agreement for the sale or other disposition of Capital Stock or assets of a Restricted Subsidiary that restricts sales or distributions by such Restricted Subsidiary pending such sale or other disposition;

(5)	any amendment, restatement, modification, supplement, extension, renewal, refunding, replacement or refinancing of Indebtedness referred to in clauses (1), (2) or (3), provided that the encumbrances or restrictions contained in the agreements governing the foregoing are not materially more restrictive, taken as a whole, with respect to the preceding restrictions than those contained in the agreements governing such Indebtedness as determined in good faith by the Company;

(6)	encumbrances or restrictions on Cash Equivalents or other deposits, or net worth requirements or similar requirements, imposed by third parties under agreements entered into in the ordinary course of the business or customary in the Oil and Gas Business;

(7)	any applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(8)	provisions limiting the disposition or distribution of assets or property or transfer of Capital Stock in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, farm-in and farm-out agreements, limited liability company organizational documents, and other similar agreements entered into (a) in the ordinary course of business or customary in the Oil and Gas Business or (b) with the approval of the Company’s Board of Directors or any of its officers, which limitation is applicable only to the assets, property or Capital Stock that are the subject of such agreements;

(9)

any encumbrance or restriction contained in the terms of any Indebtedness (including Permitted Refinancing Indebtedness) or Capital Stock permitted to be incurred under the Indenture or any agreement pursuant to which such Indebtedness was incurred if either (x) in the case of Indebtedness, the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (y) the Company determines that any such encumbrance or restriction either (i) will not materially affect the Company’s ability to make principal or interest payments on the Notes and such restrictions are not materially less favorable to Holders of Notes than is customary in comparable financings or (ii) are not materially more restrictive, taken as a whole, with respect to the preceding restrictions than those in effect on the Issue Date pursuant to agreements in effect on the Issue Date or those contained in the Indenture or the Credit Agreement, in each case as determined in good faith by the Board of Directors or an officer of the Company;

(10)	agreements governing Hedging Obligations permitted under the Indenture; and

(11)	with respect to clause (c) of the preceding paragraph only, any of the following encumbrances or restrictions:

(a)	encumbrances or restrictions contained in Capital Lease Obligations, mortgage financings, industrial revenue bonds, purchase money obligations or other Indebtedness or preferred stock, or synthetic lease obligations, in each case for property acquired, leased, designed, developed, constructed, installed, repaired or improved in the ordinary course of business or customary in the Oil and Gas Business or otherwise permitted under the Indenture that impose restrictions on such property;

(b)	Permitted Liens or Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption “—Liens” that limit the right of the Company or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

(c)	encumbrances or restrictions contained in asset sale agreements limiting the transfer of such assets pending the closing of such sale;

(d)	encumbrances or restrictions on the subletting, assignment or transfer of any property or asset that is subject to a lease, sublease, license, sub-license or similar contract, or on the assignment or transfer of any such lease, sublease, license, sub-license or other contract; and

(e)	encumbrances or restrictions on the disposition or distribution of assets or property in agreements entered into in the ordinary course of business or customary in the Oil and Gas Business, in each case, of the types described in the definition of Permitted Business Investments.

Merger, Consolidation or Sale of Assets

The Company may not: (i) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (ii) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either:

(a)	the Company is the surviving corporation; or

(b)	the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a Person existing under the laws of the United States, any state thereof or the District of Columbia;

(2)	the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture;

(3)	immediately after such transaction no Default or Event of Default exists;

(4)

either (a) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company) would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four- quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed

Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness” or (b) immediately after giving effect to such transaction on a pro forma basis and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of the Company is equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately before such transaction; and

(5)	the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or disposition and such supplemental indenture (if any) comply with the Indenture and all conditions precedent therein relating to such transaction have been satisfied.

The surviving or transferee Person in any of the above transactions (if not the Company) will succeed to, and be substituted for the Company under the Indenture and the Notes and the Company (if not the surviving Person) will be fully released from its obligations under the Indenture and the Notes, except in the case of a lease of all or substantially all of its assets.

For purposes of this covenant, the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of one or more Subsidiaries of the Company, which properties or assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties or assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties or assets of the Company.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

Clauses (3), (4) and (5) of this “Merger, Consolidation, or Sale of Assets” covenant will not apply (x) to any consolidation or merger of one or more Restricted Subsidiaries into one or more of the Company or any of its Restricted Subsidiaries that are Guarantors and (y) any sale, assignment, transfer, conveyance or other disposition of assets by (1) one or more Restricted Subsidiaries to one or more of the Company or any of its Restricted Subsidiaries that are Guarantors or (2) the Company to one or more of its Restricted Subsidiaries that are Guarantors.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) involving aggregate consideration to or from the Company or a Restricted Subsidiary in excess of $5.0 million, unless:

(1)	such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could reasonably be expected to be obtained at the time of such transaction in arm’s-length dealings by the Company or such Restricted Subsidiary with a Person that is not an Affiliate or, if in the good faith judgment of the Company, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Company or such Restricted Subsidiary from a financial point of view; and

(2)

(a) the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration to or from the Company or a Restricted Subsidiary in excess of $20.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with the requirements of clause (1) above, and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration to or from the Company or a Restricted Subsidiary in excess of $50.0 million, a majority of the Disinterested Members of the Board of Directors, if any, (or, if there is only one Disinterested Member, such Disinterested Member) have determined that the criteria set forth in clause (1) are satisfied with respect to such Affiliate Transaction(s) and have approved such Affiliate Transaction(s), as evidenced by a resolution delivered to the Trustee and certified by an Officers’ Certificate as having been adopted by the Board of Directors.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment or severance agreement or other employee, consulting, service, termination or director compensation agreement, arrangement or plan, (or any amendment thereto with respect thereto), or indemnification agreements, entered into by the Company or any Restricted Subsidiary with officers, employees, directors or consultants of the Company or any Restricted Subsidiary thereof and the payment of compensation or other awards, grants or issuances or similar offerings to officers, employees, directors and consultants of the Company or any Restricted Subsidiary thereof (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), so long as such agreement, payment, award, grant, issuance or other offering is in the ordinary course of business, is customary in the Oil and Gas Business or has been approved by a majority of the Disinterested Members of the Board of Directors (or, if there is only one Disinterested Member, such Disinterested Member);

(2)	transactions between or among the Company and/or its Restricted Subsidiaries (or any entity that becomes a Restricted Subsidiary as a result of such transaction);

(3)	Restricted Payments (or transactions that would constitute a Restricted Payment but for the exclusion from the definition thereof) that, in each case, are permitted by the provisions of the Indenture described above under the caption “—Restricted Payments” or Permitted Investments;

(4)	customary compensation, indemnification and other benefits made available to officers, directors, employees or consultants of the Company, any Restricted Subsidiary or any Affiliate of the Company, including reimbursement or advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance;

(5)	loans or advances to employees, officers or directors in the ordinary course of business of the Company or any of its Restricted Subsidiaries, in each case only as permitted by Section 402 of the Sarbanes- Oxley Act of 2002, but in any event not to exceed $2.0 million in the aggregate outstanding at any one time;

(6)	any transactions undertaken pursuant to any contracts in existence on the Issue Date (as in effect on the Issue Date) and any renewals, replacements or modifications of such contracts (pursuant to new transactions or otherwise) on terms on the whole not materially less favorable to the Company or the applicable Restricted Subsidiary in any material respect than those in effect on the Issue Date;

(7)	in the case of (i) contracts for (A) exploring for, producing, drilling or other oil-field services or supplies, (B) the marketing, sale, storage, gathering, transport or other handling of hydrocarbons, or activities reasonably related or ancillary thereto or (C) the lease or rental of office or storage space or (ii) other operation-type contracts, any such contracts that are entered into in the ordinary course of business on terms substantially similar to those contained in similar contracts entered into by the Company or any Restricted Subsidiary and third parties or, if neither the Company nor any Restricted Subsidiary has entered into a similar contract with a third party, that the terms are on the whole not materially less favorable to the Company or the applicable Restricted Subsidiary than those that would be reasonably expected to be available from third parties on an arm’s-length basis, as determined in good faith by the Company;

(8)	transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Company solely because the Company owns, directly or through a Subsidiary, an Equity Interest in, or controls, such Person;

(9)	any sale or other issuance of Equity Interests (other than Disqualified Stock) of the Company to, or receipt of a capital contribution from, an Affiliate (or a Person that becomes an Affiliate) of the Company;

(10)	any transaction in which the Company or any of its Restricted Subsidiaries, as the case may be, deliver to the Trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction meets the requirements of clause (1) of the first paragraph of this covenant;

(11)	any Transaction between the Company or any Restricted Subsidiary on the one hand and any Person deemed to be an Affiliate solely because a director of such Person is also a director of the company or a Restricted Subsidiary, on the other hand; provided that such director abstains from voting as a director of the Company or the Restricted Subsidiary, as applicable, in connection with the approval of the transaction; and

(12)	transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Company and its Restricted Subsidiaries or customary in the Oil and Gas Business and otherwise in compliance with the Indenture; provided that such Transactions are on terms substantially similar to those obtained by the Company or any Restricted Subsidiary in similar Transactions with third parties or, if neither the Company nor any Restricted Subsidiary has entered into a similar Transaction with a third party, that are on the whole not materially less favorable to the Company or the applicable Restricted Subsidiary than those that would be reasonably expected to be available from third parties on an arm’s-length basis, as determined in good faith by the Company.

Additional Subsidiary Guarantees

If, after the Issue Date, any Domestic Subsidiary of the Company that is not an Immaterial Subsidiary and not already a Guarantor guarantees any Indebtedness of the Company or any Guarantor under a Credit Facility, then that Subsidiary will become a Guarantor by executing a supplemental indenture and delivering it to the Trustee within 30 days of the date on which it guaranteed such Indebtedness. The Company may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor. Upon the release, termination or satisfaction of such Domestic Subsidiary’s guarantee or assumption of such Indebtedness, or as otherwise provided under “—Subsidiary Guarantees,” the Subsidiary Guarantee of such Restricted Subsidiary shall automatically be released and terminated.

Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Oil and Gas Business, except to such extent as would not be material in the opinion of the Board of Directors to the Company and its Restricted Subsidiaries taken as a whole.

Reports

Whether or not required by the SEC, so long as any Notes are outstanding, the Company will furnish to the Holders of the outstanding Notes, within the time periods specified in the SEC’s rules and regulations with respect to a non-accelerated filer, as such time periods may be extended by Rule 12b-25 or any similar or successor rule of the SEC:

(1)

all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a section on

“Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent public accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

If the Company has designated as an Unrestricted Subsidiary any of its Subsidiaries that is a Significant Subsidiary (or that, taken together with other Unrestricted Subsidiaries, would be a Significant Subsidiary), then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

To the extent any information is not provided within the time periods specified in this section “—Reports” and such information is subsequently provided, the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured.

The availability of the foregoing materials on the SEC’s website or on the Company’s website shall be deemed to satisfy the foregoing delivery obligations.

In the event that any direct or indirect parent company of the Company becomes a guarantor of the Notes, the Company may satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing financial information relating to such parent company; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company and its Subsidiaries on a standalone basis, on the other hand.

In addition, the Company will agree that, for so long as any Notes remain outstanding and are “restricted securities” under Rule 144 under the Securities Act, if at any time it is not required to file with the SEC the reports required by the preceding paragraphs, it will furnish to beneficial owners of such Notes and to prospective investors, upon request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Covenant Suspension

Upon the occurrence of an Investment Grade Rating Event, the Company and its Restricted Subsidiaries will no longer be subject to the provisions of the Indenture described in “—Repurchase at the Option of Holders—Asset Sales” or in “—Certain Covenants” above under the following headings:

•	“Restricted Payments,”

•	“Incurrence of Indebtedness,”

•	“Dividend and Other Payment Restrictions Affecting Subsidiaries,”

•	Clause (4) of “Merger, Consolidation or Sale of Assets,”

•	“Transactions with Affiliates,” and

•	“Business Activities”

(collectively, the “Suspended Covenants”).

Upon the occurrence of an Investment Grade Rating Event, the amount of Excess Proceeds from any Net Cash Proceeds shall be set at zero under the Indenture. In the event that the Company and its Restricted

Subsidiaries are not subject to the Suspended Covenants for any period of time and on any subsequent date (the “Covenant Reinstatement Date”) the rating assigned by S&P and Moody’s to the Notes is not an Investment Grade Rating, then the Suspended Covenants will thereafter be reinstated as of and from such Covenant Reinstatement Date unless and until a subsequent Investment Grade Rating Event occurs. Notwithstanding that the Suspended Covenants may be reinstated, no Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture or the Notes with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period (or after the Covenant Reinstatement Date based solely on contractual obligations or other events arising during the Suspension Period). The period of time between the Investment Grade Rating Event and the Covenant Reinstatement Date is referred to as the “Suspension Period.”

On the Covenant Reinstatement Date, (i) all Indebtedness incurred during the Suspension Period will be classified to have been incurred or issued pursuant to clause (2) of the second paragraph of “—Incurrence of Indebtedness” and (ii) all Liens incurred during the Suspension Period will be classified to have been incurred under clause (6) of the definition of “Permitted Liens.” Calculations made after the Covenant Reinstatement Date of the amount available to be made as Restricted Payments as described under “—Restricted Payments” will be made as though the covenants described under “—Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period.

During any Suspension Period, the Company may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the second sentence of the definition of “Unrestricted Subsidiary.”

There is no assurance that the Notes will ever achieve, and, if achieved, maintain, an Investment Grade Rating.

Events of Default and Remedies

Each of the following is an Event of Default:

(1)	default for 30 days in the payment when due of interest on the Notes;

(2)	default in payment when due of the principal of or premium, if any, on the Notes;

(3)	failure by the Company to comply with the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(4)	failure by the Company for 60 days (or 180 days with respect to the covenant described under “—Certain Covenants—Reports”) after the Company’s receipt of written notice from the Trustee or the Holders of 30% in principal amount of the Notes to comply with any of its other agreements in the Indenture;

(5)	default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a)	is caused by a failure to pay when due any principal on such Indebtedness after giving effect to any grace period provided in such Indebtedness (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more (the “Cross-Acceleration Provision”); provided, however, that if any such Payment Default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 30 days from the continuation of such Payment Default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Default, Event of Default and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(6)	failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $25.0 million (to the extent not covered by insurance or a binding indemnity agreement), which judgments are not paid, discharged or stayed for a period of 60 days (the “Judgment Provision”);

(7)	any Subsidiary Guarantee of a Guarantor shall be held in any judicial proceeding to be unenforceable or invalid or, except as permitted by the Indenture, shall cease for any reason to be in full force and effect or any Guarantor, or any Guarantor shall deny or disaffirm its obligations under its Subsidiary Guarantee (the “Guarantee Default Provision”), in each case with respect to any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary; and

(8)	certain events of bankruptcy or insolvency with respect to the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary (the “Bankruptcy Provision”).

Notwithstanding the above, if the Company elects, the sole remedy for a Default or an Event of Default relating to the failure to comply with the “Reports” covenant, and/or for failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act will, for the 60 days after the occurrence of such an Event of Default, consist exclusively of the right to receive additional interest on the Notes at an annual rate equal to 0.25% of the principal amount of the Notes then outstanding over such portion of the 60-day period immediately following such Event of Default during which such Event of Default is continuing (such additional interest, “Default Interest”). In the event the Company does not elect to pay such Default Interest, upon an Event of Default to this covenant, the Notes will be subject to acceleration as provided above. The Default Interest will accrue on all then-outstanding Notes from and including the date on which an Event of Default relating to a failure to comply with the “Reports” covenant and/or for failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act first occurs to, but not including, the 60th day thereafter (or such earlier date on which the Event of Default relating to such failure shall have been cured or waived) and will be payable in the same manner as additional interest. On such 60th day (or earlier, if the Event of Default relating to such failure is cured or waived prior to such 60th day) such Default Interest will cease to accrue and the Notes will be subject to acceleration, as provided above, if the Event of Default is continuing. This provision will not affect the rights of Holders of Notes in the event of the occurrence of any other Event of Default. For all purposes of the Indenture, references to interest means interest under the Notes, any additional interest and any Default Interest payable pursuant to this paragraph.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all then-outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 30% in principal amount of the then-outstanding Notes may declare all the Notes to be due and payable immediately. Under certain circumstances, the Holders of a majority in principal amount of the then-outstanding Notes may rescind an acceleration with respect to the Notes and its consequences.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture.

Subject to certain limitations, Holders of a majority in principal amount of the then-outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium or interest) if it determines that withholding notice is in their interest.

Except to enforce the right to receive payment of principal, premium or interest, when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless: (1) such Holder has previously given the Trustee written notice that an Event of Default is continuing; (2) Holders of at least 30% in aggregate principal amount of the then-outstanding Notes make a written request to the Trustee to pursue the remedy; (3) such Holder or Holders offer and, if requested, provide to the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense; (4) the Trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and (5) during such 60-day period, Holders of a majority in aggregate principal amount of the then-outstanding Notes do not give the Trustee a direction inconsistent with such request.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a Default or Event of Default in respect of a provision that under “—Amendment, Supplement and Waiver” below cannot be amended or waived without the consent of each Holder affected.

The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon any officer of the Company becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, member, partner or stockholder of the Company or any of its Subsidiaries, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Subsidiary Guarantees, the Registration Rights Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the then-outstanding Notes and the Indenture and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1)	the rights of Holders of then-outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below;

(2)	the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties, indemnitees and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to terminate its obligations and the obligations of the Guarantors under “—Repurchase at the Option of Holders—Change of Control” and “—Asset Sales” and under the covenants described under “—Certain Covenants” (other than the covenant described under “—Merger, Consolidation or Sale of Assets”), the operation of the Cross-Acceleration Provision, the Judgment

Provision, the Guarantee Default Provision and (with respect only to Significant Subsidiaries) the Bankruptcy Provision described under “—Events of Default and Remedies” above and the limitations contained in clause (4) of the first paragraph under “—Certain Covenants—Merger, Consolidation or Sale of Assets” above (collectively, “Covenant Defeasance”) and certain other covenants or obligations of the Company set forth in the Indenture, and thereafter any omission to comply with such obligations or provisions will not constitute a Default or Event of Default.

The Company may exercise its Legal Defeasance option notwithstanding its prior exercise of its Covenant Defeasance option. If the Company exercises its Legal Defeasance option, payment of the Notes may not be accelerated because of any Event of Default. If the Company exercises its Covenant Defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clauses (4), (5), (6), (7), (8) or (with respect only to Significant Subsidiaries) (9) under “—Events of Default and Remedies” above or because of the failure of the Company to comply with clause (4) of the first paragraph under “—Certain Covenants—Merger, Consolidation or Sale of Assets” above. The Company exercises its Legal Defeasance or Covenant Defeasance option, each Guarantor will be released from its obligations with respect to its Subsidiary Guarantee.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the then-outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to Stated Maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the then-outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the then-outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit or the grant of any Lien securing such borrowings);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(6)	the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of the Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(7)	the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The Company may discharge its and the Guarantors’ obligations under the Indenture if (a) all then-outstanding Notes have been delivered for cancellation, (b) all then-outstanding Notes have become due and payable or will become due and payable within one year or (c) all then-outstanding Notes are scheduled for redemption, and the Company has deposited with the Trustee an amount sufficient to pay and discharge all then-outstanding Notes, not previously delivered for cancellation, on the date of their scheduled maturity or the scheduled date of redemption.

Amendment, Supplement and Waiver

Except as provided below, the Indenture, the Notes and Subsidiary Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default, Event of Default or compliance with any provision of the Indenture, the Notes or the Subsidiary Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then-outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

Without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1)	reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders” or provisions relating to minimum notices required for redemption of Notes described under the caption “—Optional Redemption”);

(3)	reduce the rate of or change the time for payment of interest on any Note;

(4)	waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes, except a Default in payments that have become due solely because of an acceleration of the Notes that has been rescinded;

(5)	make any Note payable in a currency other than that stated in the Notes;

(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes (except as permitted by clause (7) below);

(7)	waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	modify any Subsidiary Guarantee in any manner adverse to Holders of the Notes or release any Guarantor from its obligations under its Subsidiary Guarantee except in accordance with the terms of the Indenture;

(9)	make any change in the ranking of the Notes or the Subsidiary Guarantees in a manner adverse to the Holders of the Notes or the Subsidiary Guarantees; or

(10)	make any change in the preceding amendment, supplement and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes or the Subsidiary Guarantees:

(1)	to cure any ambiguity, defect, inconsistency, omission or mistake;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)	to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or a Guarantor’s properties or assets in compliance with the Indenture;

(4)	to add or release Guarantors in compliance with the Indenture;

(5)	to make any change that would provide any additional rights or benefits to the Holders of Notes, add Events of Default or surrender any right or power conferred upon the Company or any Guarantor or that does not adversely affect in any material respect the legal rights under the Indenture of any such Holder;

(6)	to conform the text of the Indenture, the Notes or the Subsidiary Guarantees to this “Description of the Notes;”

(7)	to secure the Notes, including pursuant to the requirements of the covenant described above under the caption “—Certain Covenants—Liens;”

(8)	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(9)	to comply with requirements of any securities depository with respect to the Notes; or

(10)	to provide for the issuance of Exchange Notes or Additional Notes.

The Trustee shall be entitled to an Opinion of Counsel and an Officers’ Certificate in connection with the execution of a supplemental indenture with respect to any amendment or supplement of the Indenture.

Concerning the Trustee

Deutsche Bank Trust Company Americas (“DBTCA”) is the Trustee under the Indenture and is currently acting as the Registrar and Paying Agent with regard to the Notes. An affiliate of DBTCA acted as an underwriter in connection with the Company’s initial public offering and acted as an initial purchaser in the offering of the Initial Notes, for which it received customary fees. We may have banking and other business relationships with DBTCA or its affiliates in the future in the ordinary course of business.

If the Trustee becomes a creditor of the Company or any Guarantor, the Indenture will limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest after a Default has occurred and is continuing it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the then-outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense as provided in the Indenture.

Governing Law

The Indenture, the Notes and the Subsidiary Guarantees are governed by, and will be construed in accordance with, the laws of the State of New York.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture without charge by writing to Eclipse Resources Corporation, 2121 Old Gatesburg Road, Suite 110, State College, Pennsylvania 16803, Attention: General Counsel.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“ACNTA” means (without duplication), as of the date of determination:

(a)	the sum of:

(i)	discounted future net revenue from proved oil and natural gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated by the Company or independent engineers in one or more reserve reports prepared as of, at the Company’s election, the later of (i) the end of the Company’s most recently completed fiscal quarter for which internal financial statements are available and (ii) the end of the Company’s most recently completed fiscal year for which audited financial statements are available, in each case, as increased by, as of the date of determination, the estimated discounted future net revenues from:

(A)	estimated proved oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to acquisitions consummated since the date of such reserve report, and

(B)	estimated proved oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward determinations of estimates of proved oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior fiscal quarter or fiscal year end, as applicable) due to exploration, development or exploitation, production or other activities which reserves were not reflected in such reserve report, in the case of the determination made under each of clauses (A) and (B) above, calculated in accordance with SEC guidelines (utilizing the prices utilized in such reserve report) before any state or federal income taxes, and decreased by, as of the date of determination, the discounted future net revenue attributable to:

(C)	estimated proved oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such reserve report produced or disposed of since the date of such reserve report (before any state or federal income taxes), and

(D)	reductions in the estimated proved oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such reserve report since the date of such reserve report attributable to downward determinations of estimates of proved oil and natural gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such reserve report, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such reserve report) before any state or federal income taxes;

provided, however, that, in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be as estimated by the Company’s internal engineers or third party engineers;

(ii)	the capitalized costs that are attributable to oil and natural gas properties of the Company and its Restricted Subsidiaries to which no proved oil and natural gas reserves are attributed, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest annual or quarterly financial statements for which internal financial statements are available;

(iii)	the Net Working Capital on a date no earlier than the date of the Company’s latest annual or quarterly financial statements for which internal financial statements are available; and

(iv)	the greater of (I) the net book value on a date no earlier than the date of the Company’s latest annual or quarterly financial statements for which internal financial statements are available and (II) the appraised value, as estimated by independent appraisers within the immediately preceding 12 months, of other tangible assets of the Company and its Restricted Subsidiaries (provided that the Company shall not be required to obtain such an appraisal of such assets if no such appraisal has been performed);

minus

(b)	to the extent not otherwise taken into account in the immediately preceding clause (a), the sum of:

(i)	minority interests;

(ii)	to the extent not otherwise taken into account in Net Working Capital, any net gas or other balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company’s latest audited financial statements or quarterly financial statements for which internal financial statements are available;

(iii)	to the extent included in clause (a)(i) above, the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s reserve report) before any state or federal income taxes, attributable to reserves subject to participation interests, royalty interests, overriding royalty interests, net profits interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties;

(iv)	the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s reserve report) before any state or federal income taxes, attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and

(v)	the discounted future net revenue, calculated in accordance with SEC guidelines before any state or federal income taxes, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production included in determining the discounted future net revenue specified in the immediately preceding clause (a)(i) (utilizing the same prices utilized in the Company’s reserve report), would be necessary to satisfy fully the obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

If the Company changes its method of accounting from the successful efforts method to the full cost method or a similar method of accounting, ACNTA will continue to be calculated as if the Company were still using the successful efforts method of accounting. For the avoidance of doubt, references in this definition to “oil and natural gas reserves” shall include any reserves attributable to natural gas liquids or other hydrocarbons.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, provided that the amount of any such Acquired Debt shall not exceed the Fair Market Value of the assets subject to such Lien.

“Additional Notes” means additional Notes (other than the Initial Notes and Exchange Notes for such Initial Notes) issued from time to time under the Indenture, as part of the same series as the Initial Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition (including, without limitation, by means of a sale and leaseback transaction) of any assets, including, without limitation, any sale of hydrocarbons or other mineral products as a result of the creation of Production Payments and Reserve Sales; provided that the sale, lease conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control,” and/ or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions described above under the caption “—Certain Covenants—Asset Sales;” and

(2)	the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary).

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1)	any single transaction or series of related transactions that: (a) involves assets having a Fair Market Value of less than $30.0 million; or (b) results in Net Proceeds to the Company and its Restricted Subsidiaries of less than $30.0 million;

(2)	a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4)	a disposition of (i) cash, Cash Equivalents or other financial instruments, (ii) products, inventory, equipment, services, accounts receivable or other personal property in the ordinary course of business or customary in the Oil and Gas Business (excluding the disposition of oil and gas in place and other interests in real property unless made in connection with a Permitted Business Investment), (iii) damaged, worn-out, unserviceable, surplus or obsolete assets or assets that are replaced by assets of at least comparable value and use and (iv) the early termination or unwinding of any Hedging Obligation;

(5)	a Permitted Investment or a Restricted Payment (or a disposition that would constitute a Restricted Payment but for the exclusion from the definition thereof) that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments;”

(6)	a disposition of oil, natural gas or other hydrocarbons or other mineral products in the ordinary course of business or customary in the Oil and Gas Business;

(7)	any abandonment, relinquishment, farm-in, farm-out, lease or sub-lease of developed and/or undeveloped properties made or entered into in the ordinary course of business, but excluding any disposition as a result of the creation of a Production Payment and Reserve Sale;

(8)	the expiration or lapse of oil and gas leases, exploration tenement licenses and subleases and sublicenses in the ordinary course of business or customary in the Oil and Gas Business;

(9)	the dilution or forfeiture of working interests pursuant to the operating agreements or other instruments or agreements in the ordinary course of business;

(10)	the creation or perfection of a Lien or disposition of any asset subject to such Lien in connection with enforcement thereof;

(11)	any purchase and sale or other trade or exchange by the Company or any Restricted Subsidiary of properties or assets used or useful in the Oil and Gas Business (including leases and subleases) for other properties or assets used or useful in the Oil and Gas Business owned or held by one or more other Persons (including leases, subleases and Capital Stock of a Person engaged in the Oil and Gas Business that is or becomes a Restricted Subsidiary), including any cash or Cash Equivalents necessary in order to achieve an exchange of equivalent value, provided that the Fair Market Value of the properties or assets traded or exchanged by the Company or such Restricted Subsidiary (including any cash or Cash Equivalents to be delivered by the Company or such Restricted Subsidiary) is reasonably equivalent to the Fair Market Value of the properties or assets (together with any cash or Cash Equivalents) to be received by the Company or such Restricted Subsidiary, and provided, further, that any cash received by the Company or such Restricted Subsidiary in the transaction must be applied in accordance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” as if such transaction were an Asset Sale;

(12)	the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(13)	any assignment of an overriding royalty or net profits interest to an employee or consultant of the Company or any of its Restricted Subsidiaries in the ordinary course of business in connection with the generation of prospects or the development of oil and natural gas projects;

(14)	the sale or other disposition (whether or not in the ordinary course of business) of oil and gas properties, provided at the time of such sale or other disposition such properties do not have associated with them any proved reserves;

(15)	any Production Payment or Reserve Sale, provided that any such Production Payment or Reserve Sales shall have been created, incurred, issued, assumed or guaranteed in connection with the acquisition or financing of, and within 180 days after the acquisition of, the property that is subject thereto;

(16)	the licensing or sublicensing of intellectual property or other general intangibles to the extent that such license does not prohibit the licensor from using the intellectual property and licenses, leases or subleases of other property;

(17)	the sale or other disposition to (i) Antero Resources Appalachian Corporation of any Oil & Gas Interest (as defined in the Participation and Exploration Agreement referred to below) or other assets or property pursuant to that certain Participation and Exploration Agreement, effective as of February 11, 2012, by and between the Company and Antero Resources Appalachian Corporation or (ii) Fossil Creek Energy Corporation in connection with any Right to Participate (as defined in the Purchase and Sale Agreement referred to below) pursuant to that certain Purchase and Sale Agreement dated as of August 12, 2011 between Fossil Creek Energy Corporation and the Company; and

(18)	any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the board of directors or other governing body of the general partner of the partnership;

(3)	with respect to a limited liability company, the board of directors or other governing body, and in the absence of same, the manager or board of managers or the managing member or members or any controlling committee thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Borrowing Base” means the “Borrowing Base” as defined in and as determined from time to time pursuant to the Credit Agreement permitted pursuant to clause (1) of the second paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness; provided such “Borrowing Base” is a customary corporate banking borrowing base for oil and gas secured loan transactions provided by lenders, banks or other financial institutions or investors party to the Credit Agreement using their customary practices and standards for determining borrowing base loans and which are generally applied to borrowers in the Oil and Gas Business, as determined semi-annually during each year and/or on such other occasions as may be required or permitted by such Credit Agreement (which on the Issue Date was $125.0 million).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability of a Person in respect of a capital lease that would at that time be required to be capitalized on a balance sheet of such Person in accordance with GAAP. Notwithstanding the foregoing, any lease (whether entered into before or after the Issue Date) that would have been classified as an operating lease pursuant to GAAP as in effect on the Issue Date will be deemed not to represent a Capital Lease Obligation.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation (other than any debt security convertible into an equity interest) that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(3)	demand accounts, time deposit accounts, certificates of deposit and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any U.S. commercial bank having capital and surplus in excess of $250.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above and (7) below entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within one year after the date of acquisition;

(6)	deposits and certificates of deposit with any commercial bank not meeting the qualifications specified in clause (3) above, provided all such deposits do not exceed $1.0 million in the aggregate at any one time;

(7)	securities or other general obligations issued and fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, having one of the two highest ratings obtainable from Moody’s or S&P and having maturities of not more than 365 days from the date of acquisition;

(8)	Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A-2” from Moody’s, with maturities of 365 days or less from the date or acquisition; and

(9)	money market or other mutual funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (8) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, measured by valuation and not by reference solely to acreage, which disposition is followed by a Rating Decline within 90 days after its consummation;

(2)	the adoption by the Board of Directors of a plan of liquidation or dissolution of the Company; or

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), other than one or more Permitted Holders (or any intermediate companies owned or controlled directly or indirectly by one or more Permitted Holders), becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares, which occurrence is followed by a Rating Decline within 90 days thereafter.

“Commodity Agreement” means any oil or natural gas hedging agreement and other agreement or arrangement designed to protect the Company or any Restricted Subsidiary against or manage exposure to fluctuations in oil or natural gas prices and not for speculative purposes.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

(1)	the net income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(2)	the net income of any Restricted Subsidiary that is not a Subsidiary Guarantor to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3)	the cumulative effect of a change in accounting principles;

(4)	any write-downs or impairments of non-current assets;

(5)	any unrealized non-cash gains or losses or charges in respect of hedge or non-hedge derivatives (including those resulting from the application of ASC 815);

(6)	any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

(7)	any extraordinary or non-recurring gain (or loss), together with any related provision for taxes on such extraordinary or non-recurring gain (or loss);

(8)	any non-cash compensation charge arising from any grant or vesting of stock, stock options or other equity-based awards; and

(9)	any deferred tax expense (benefit).

“Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of June 11, 2015, by and among Eclipse Resources Corporation, as borrower, and the commercial lending institutions and other parties that are agents and lenders thereunder, as amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders).

“Credit Facilities” means, with respect to the Company or any Guarantor, one or more credit facilities, debt facilities, indentures or commercial paper facilities (including, without limitation, the Credit Agreement), in each case with banks or other financial institutions or lenders or investors, providing for revolving credit loans, term loans, private placements, debt securities, receivables financings (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or letter of credit guarantees, in each case, as amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced (including refinancing with any capital markets transaction) in whole or in part from time to time (and whether or not with the original trustee, holders, purchasers, administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Credit Facility or any other credit or other agreement or indenture).

“Currency Agreements” means, at any time as to the Company and its Restricted Subsidiaries, any foreign currency exchange agreement, option or future contract or other similar agreement or arrangement designed to protect against or manage the Company or any of its Restricted Subsidiaries’ exposure to fluctuations in foreign currency exchange rates and not for speculative purposes.

“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt of an Unrestricted Subsidiary, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of such Unrestricted Subsidiary, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disinterested Member” means, with respect to any transaction, a member of the Company’s Board of Directors who does not have any material direct or indirect financial interest (other than as an owner of Equity Interests in the Company or as an officer, manager or employee of the Company or any Restricted Subsidiary) in or with respect to such transaction and is not an Affiliate, or an officer, director, member of a supervisory, executive or management board or employee of any Person (other than the Company or a Restricted Subsidiary), who has any direct or indirect financial interest in or with respect to such transaction.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, for any consideration (other than Capital Stock) pursuant to a sinking fund obligation or otherwise, or is redeemable for any consideration (other than Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Dollar-Denominated Production Payments” mean production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States, any state thereof or the District of Columbia.

“EBITDAX” means, with respect to any Person for any period, without duplication, the Consolidated Net Income of such Person for such period,

(i) plus the sum of the following, without duplication and to the extent deducted (and not added back) in calculating such Consolidated Net Income:

(1)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period;

(2)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Interest Rate Agreements);

(3)	depreciation, depletion, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period other than non-cash charges resulting from the application of ASC 410) of such Person and its Restricted Subsidiaries for such period; and

(4)	consolidated exploration and abandonment expense of such Person and its Restricted Subsidiaries;

(ii) and minus the sum of:

(1)	non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP; and

(2)	(to the extent included in determining Consolidated Net Income) the sum of (a) the amount of deferred revenues that are amortized during the period and are attributable to reserves that are subject to Volumetric Production Payments; and (b) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments.

“Equity Interests” of any Person means all Capital Stock of such Person and all warrants, options or other rights to acquire Capital Stock of such Person (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock of such Person).

“Equity Offering” means any public or private sale after the date of the Indenture of Capital Stock (other than Disqualified Stock) of the Company or any contribution to the capital of the Company in respect of Capital Stock (other than Disqualified Stock) of the Company, other than issuances to any Subsidiary of the Company.

“Exchange Notes” means Notes issued in a registered exchange offer pursuant to a corresponding Registration Rights Agreement.

“Existing Indebtedness” means Indebtedness outstanding on the Issue Date, other than under the Credit Agreement.

“Fair Market Value” means, with respect to any Asset Sale, Restricted Payment, or Investment or Permitted Investment, the price that would be negotiated in an arm’s-length transaction between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by an officer of the Company.

“Fixed Charge Coverage Ratio” means, with respect to any specified Person, (x) for any period on or prior to the twelve month anniversary of the Issue Date, the ratio of (i) the EBITDAX of such Person and its Restricted Subsidiaries determined on a cumulative basis for each full fiscal quarter of the Company from and after July 1, 2015 for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred to (ii) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, and (y) with respect to any period after the twelve month anniversary of the Issue Date, the ratio of (i) the EBITDAX of such Person and its Restricted Subsidiaries determined on a cumulative basis for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred to (ii) the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, redeems or repays any Indebtedness (other than revolving credit borrowings unless, in connection with any such repayment, the commitments to lend associated with such revolving credit borrowings are permanently reduced or canceled) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, redemption or repayment of Indebtedness, or such issuance or redemption of preferred stock, and the use of proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, and increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period;

(2)	the EBITDAX attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, shall be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; and

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at all times during such four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company; provided that such officer may in his or her discretion include any reasonably identifiable and factually supportable pro forma changes to EBITDAX, including any pro forma expenses and cost reductions, that have occurred or in the judgment of such officer are reasonably expected to occur within 12 months of the date of the applicable transaction (regardless of whether such expense or cost reduction or any other operating improvements could then be reflected properly in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the SEC). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the average rate in effect from the beginning of such period to the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness, but if the remaining term of such Interest Rate Agreement is less than 12 months, then such Interest Rate Agreement shall only be taken into account for that portion of the period equal to the remaining term thereof). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate; provided that if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the average rate in effect from the beginning of such period to the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness; provided that Hedging Obligations with a remaining term of less than 12 months will be taken into account for the number of months remaining).

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	the net consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized, including, without limitation, amortization of original issue discount, non-cash interest payments (other than amortization of debt issuance costs or debt extinguishment costs), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts, and other fees and charges incurred in respect of letters of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Interest Rate Agreements; plus

(2)	any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(3)	all dividend payments, whether or not in cash, on any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries, or preferred stock of any of its Restricted Subsidiaries, in each case other than dividend payments on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company.

“GAAP” means accounting principles generally accepted in the United States which are in effect from time to time.

“Guarantee” means, without duplication, any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any other obligation, direct or indirect, contingent or otherwise, of such Person:

(a)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person, or

(b)	entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment therefor to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means each Domestic Subsidiary that executes the Indenture as an initial Subsidiary Guarantor, any Restricted Subsidiary of the Company that is a Domestic Subsidiary and becomes a Subsidiary Guarantor in accordance with the provisions of the Indenture, and their respective successors and assigns.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under Currency Agreements, Interest Rate Agreements and Commodity Agreements.

“Holder” means a person in whose name a Note is registered on the Registrar’s books.

“Immaterial Subsidiary” means any Restricted Subsidiary that has (1) assets having an aggregate book value, as of the end of the fiscal year most recently ended (or if such Subsidiary was acquired or created subsequent to the end of such fiscal year, as of the later of such date of acquisition or creation), not exceeding $500,000 and (2) net income not exceeding $500,000 for such fiscal year.

“Indebtedness” means, with respect to any specified Person, without duplication,

(a)	all obligations of such Person, whether or not contingent, in respect of:

(i)	the principal of and premium, if any, in respect of outstanding (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by Notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(ii)	all Capital Lease Obligations of such Person;

(iii)	the deferred purchase price of property, which purchase price is due more than six months after the date of taking delivery of title to such property, including all obligations of such Person for the deferred purchase price of property under any title retention agreement; and

(iv)	the reimbursement obligation of such Person for the principal amount of any letter of credit, banker’s acceptance or similar transaction (excluding obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i) through (iii) above) to the extent any drawing thereon is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(b)	all net obligations in respect of Currency Agreements, Interest Rate Agreements and Commodity Agreements, except to the extent such net obligations are otherwise included in this definition;

(c)	all liabilities of others of the kind described in the preceding clause (a) or (b) that such Person has Guaranteed;

(d)	with respect to any Production Payment and Reserve Sale, any warranties or guaranties of production or payment by such Person with respect to such Production Payment and Reserve Sale but excluding other contractual obligations of such Person with respect to such Production Payment and Reserve Sale;

(e)	Indebtedness (as otherwise defined in this definition) of another Person secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, the amount of such obligations being deemed to be the lesser of:

(i)	the full amount of such obligations so secured; and

(ii)	the fair market value of such asset as determined in good faith by such specified Person;

(f)	Disqualified Stock of such Person or a Restricted Subsidiary that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, for any consideration (other than Capital Stock) pursuant to a sinking fund obligation or otherwise, or is redeemable for any consideration (other than Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date on which the Notes mature, in an amount equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof; and

(g)	the aggregate preference in respect of amounts payable on the issued and outstanding shares of preferred stock of any of the Company’s Restricted Subsidiaries in the event of any voluntary or involuntary liquidation, dissolution or winding up (excluding any such preference attributable to such shares of preferred stock that are owned by such Person or any of its Restricted Subsidiaries; provided, that if such Person is the Company, such exclusion shall be for such preference attributable to such shares of preferred stock that are owned by the Company or any of its Restricted Subsidiaries).

if and to the extent that any of the preceding items (other than in respect of letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

Notwithstanding the foregoing, “Indebtedness” shall not include:

(1)	accrued expenses, royalties, trade payables and surety bonds;

(2)	contingent obligations incurred in the ordinary course of business;

(3)	asset-retirement obligations;

(4)	obligations in respect of reclamation and workers’ compensation (including pensions and retiree medical care) that are not overdue by more than 90 days;

(5)	obligations in respect of environmental reclamation or site rehabilitation;

(6)	except as provided in clause (d) above, Production Payments and Reserve Sales;

(7)	take or pay or in-kind obligations arising in the ordinary course of business or customary in the Oil and Gas Business;

(8)

any obligation of a Person in respect of a farm-in, farm-out, operating agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or natural gas property;

(9)	Indebtedness secured by any Lien of the type described in clause (13) of the definition of “Permitted Liens;” and

(10)	any repayment or reimbursement obligation of such Person or any of its Restricted Subsidiaries with respect to Customary Recourse Exceptions, unless and until an event or circumstance occurs that triggers the Person’s or such Restricted Subsidiary’s direct repayment or reimbursement obligation (as opposed to contingent or performance obligations) to the lender or other Person to whom such obligation is actually owed, in which case the amount of such direct payment or reimbursement obligation shall constitute Indebtedness.

For purposes hereof, the maximum fixed repurchase price of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value to be determined in good faith by the Board of Directors of the issuer of such Disqualified Stock.

Notwithstanding the foregoing, Indebtedness shall not include any indebtedness that has been defeased or discharged in accordance with GAAP or defeased or discharged pursuant to the deposit of cash, U.S. government obligations and Cash Equivalents (sufficient to satisfy all obligations relating thereto at maturity or redemption, as applicable) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, in accordance with the terms of the instruments governing such indebtedness.

“Initial Notes” means $550,000,000 aggregate principal amount of 8.875% Senior Notes due 2023.

“Interest Rate Agreements” means, with respect to the Company and its Restricted Subsidiaries, interest rate agreements, interest rate cap agreements and interest rate collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in or manage exposure to interest rates, with respect to any Indebtedness that is permitted to be incurred under the Indenture.

“Investment Grade Rating” means a rating equal to or higher than:

(1)	Baa3 (or the equivalent) with a stable or better outlook by Moody’s; or

(2)	BBB- (or the equivalent) with a stable or better outlook by S&P,

or, if neither such entity makes a rating on the Notes publicly available for reasons outside of the Company’s control, the equivalent investment grade credit rating from any other rating agency.

“Investment Grade Rating Event” means the first day on which the Notes have an Investment Grade Rating from either S&P or Moody’s (or, if neither such entity makes a rating on the Notes publicly available for reasons outside of the Company’s control, the equivalent investment grade credit rating from any other rating agency), and no Default has occurred and is then continuing under the Indenture.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of such Restricted Subsidiary not sold or disposed of.

“Issue Date” means July 6, 2015, the first date on which the Notes were issued, authenticated and delivered under the Indenture.

“Joint Marketing Arrangement” means any joint venture, partnership, lease, joint marketing agreement, operating agreement or other arrangement (which may or may not include joint ownership of any Person) pursuant to which the Company or one of its Restricted Subsidiaries arrange for the marketing, lease or sale of products and services and share in the profits therefrom.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, encumbrance for security purposes, or security interest of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any assets and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Make Whole Premium” means, with respect to a Note at any time, the excess, if any, of (a) the present value at such time of (i) the redemption price of such Note at July 15, 2018 as set forth in the table under “—Optional Redemption” plus (ii) any required interest payments due on such Note through July 15, 2018 (except for currently accrued and unpaid interest), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the principal amount of such Note.

“Midstream Assets” means (i) assets used primarily for gathering, transmission, compression, storage, processing, marketing, fractionation, dehydration, stabilization or treatment of natural gas, natural gas liquids, oil or other hydrocarbons, carbon dioxide or water and (ii) Equity Interests of any Person whose assets primarily consist of assets referred to in clause (i).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock or the sale or incurrence of any Indebtedness, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of, without duplication:

(1)	the direct costs relating to such Asset Sale, including, without limitation, legal, title, engineering, environmental, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof;

(2)	taxes paid or payable as a result thereof;

(3)	amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale;

(4)	any reserve established in accordance with GAAP against liabilities associated with such Asset Sale or any amount placed in escrow for adjustment in respect of the purchase price of such Asset Sale, until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall be increased by the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow arrangement, as the case may be; and

(5)	any distributions and other payments required to be made to minority interest holders in any Restricted Subsidiaries as a result of such Asset Sale.

“Net Working Capital” means:

(a)	all current assets of the Company and its Restricted Subsidiaries, except non-cash assets under ASC 815, minus

(b)	all current liabilities of the Company and its Restricted Subsidiaries, except non-cash obligations under ASC 815 and current liabilities included in Indebtedness; in each case determined in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise, in each case except for Customary Recourse Exceptions; and

(2)	no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

“Officer” means the Chief Executive Officer, the Chief Financial Officer, any Executive Vice President or Vice President, any Treasurer or any Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers of the Company or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.

“Oil and Gas Business” means:

(1)	the business of acquiring, exploring, exploiting, developing, producing, operating and disposing of interests in oil, natural gas, liquefied natural gas and other hydrocarbons, mineral or renewable energy properties or products produced in association with any of the foregoing;

(2)	the business of gathering, marketing, distributing, treating, processing, storing, refining, selling and transporting of any production from such interests or properties and products produced in association therewith and the marketing of oil, natural gas, other hydrocarbons, minerals and renewable energy;

(3)	any other related energy business, directly or indirectly, from oil, natural gas and other hydrocarbons, minerals and renewable energy produced substantially from properties in which the Company or its Restricted Subsidiaries, directly or indirectly, participate;

(4)	any business relating to oil field sales and service or drilling rigs; and

(5)	any business or activity relating to, arising from, or necessary, appropriate or incidental to the activities described in the foregoing clauses (1) through (4) of this definition.

“Oil and Gas Liens” means:

(1)	Liens on any specific property or any interest therein, construction thereon or improvement thereto to secure all or any part of the costs incurred for surveying, exploration, drilling, extraction, development, operation, production, acquisition, construction, alteration, repair or improvement of, in, under or on such property and the plugging and abandonment of wells located thereon (it being understood that, in the case of oil and gas producing properties, or any interest therein, costs incurred for “development” will include costs incurred for all facilities relating to such properties or to projects, ventures or other arrangements of which such properties form a part or that relate to such properties or interests);

(2)	Liens on an oil or gas producing property to secure obligations incurred or Guarantees of obligations incurred in connection with or necessarily incidental to commitments for the purchase or sale of, or the transportation or distribution of, the products derived from such property;

(3)	Liens arising under partnership agreements, oil and gas leases, overriding royalty agreements, net profits agreements, production payment agreements, royalty trust agreements, incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of oil, gas or other hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, joint venture agreements, operating agreements, working interests, net profit interests, reversionary interests and other similar interests, joint billing arrangements, participation agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other licenses, sublicenses and agreements that are customary in the Oil and Gas Business; provided, however, that in all instances such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract;

(4)	Liens securing Production Payments and Reserve Sales; provided that such Liens are limited to the property that is subject to such Production Payments and Reserve Sales, and such Production Payments and Reserve Sales; and

(5)	Liens on pipelines or pipeline facilities that arise by operation of law.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company who, in either case, is licensed to practice law in the State of New York.

“Permitted Acquisition Indebtedness” means Indebtedness (including Disqualified Stock) of the Company or any of the Restricted Subsidiaries to the extent such Indebtedness was Indebtedness:

(1)	of an acquired Person prior to the date on which such Person became a Restricted Subsidiary as a result of having been acquired and not incurred in contemplation of such acquisition; or

(2)	of a Person that was merged, consolidated or amalgamated with or into the Company or a Restricted Subsidiary that was not incurred in contemplation of such merger, consolidation or amalgamation,

provided that on the date such Person became a Restricted Subsidiary or the date such Person was merged, consolidated and amalgamated with or into the Company or a Restricted Subsidiary, as applicable, after giving pro forma effect thereto,

(a)	the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Certain Covenants—Incurrence of Indebtedness,” or

(b)	the Fixed Charge Coverage Ratio for the Company would be not less than the Fixed Charge Coverage Ratio for the Company immediately prior to such transaction.

“Permitted Business Investments” means Investments made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business, including through agreements, transactions, interests or arrangements that permit one to share risk or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including without limitation:

(1)	direct or indirect ownership (through acquisition or otherwise) of oil, natural gas, other related hydrocarbon and mineral properties or any interest therein or gathering, transportation, processing, storage or related systems;

(2)	the entry into operating agreements, joint ventures, processing agreements, working interests, royalty interests, mineral leases, farm-in agreements, farm-out agreements, development agreements, production sharing agreements, area of mutual interest agreements, contracts for the sale, transportation or exchange of oil and natural gas and related hydrocarbons and minerals, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, partnership agreements (whether general or limited), limited liability company agreements, subscription agreements, stock purchase agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto; and

(3)	direct or indirect ownership interests in drilling rigs, fracturing units and other related equipment.

“Permitted Holders” means, collectively, (a) EnCap Energy Capital Fund VIII, L.P., EnCap Energy Capital Fund VIII Co-Investors, L.P., EnCap Energy Capital Fund IX, L.P., and their controlling owner, EnCap Investments, L.P., and (b) (i) Eclipse Resources Holdings, L.P., (ii) The Hulburt Family II Limited Partnership, CKH Partners II, L.P. and Kirkwood Capital, L.P. and (iii) Eclipse Management, L.P., in each case, and their respective controlling owners, Benjamin W. Hulburt, Christopher K. Hulburt, Thomas S. Liberatore and Matthew R. DeNezza.

“Permitted Investments” means:

(1)	any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Company; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

or any Investment held by such Person at the time of such transaction, provided such Investment was not made in contemplation of such transaction;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale (or other disposition excluded from the definition thereof) that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(5)	any Investment to the extent made in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6)	repurchases of the Notes and any Exchange Notes;

(7)

any Guarantee of (a) Indebtedness permitted to be incurred by the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness” and (b) operating leases (other than Capital Lease Obligations) or other obligations that do not constitute Indebtedness, in each case incurred in the ordinary course of business or customary in the Oil and Gas Business, including obligations under oil and natural gas exploration, development, joint operating and related agreements and licenses or concessions related to the Oil and Gas Business;

(8)	receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(9)	payroll, travel, relocation and similar advances to officers, directors and employees to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(10)	loans or advances to employees made in the ordinary course of business of the Company or such Restricted Subsidiary made for bona fide business purposes;

(11)	Investments received in compromise or resolution of, or upon satisfaction of judgments with respect to, (a) obligations created in the ordinary course of business and owing to the Company or any Restricted Subsidiary, (b) litigation, arbitration or other disputes, (c) any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor or in connection with a work-out or recapitalization of the issuer or (d) the foreclosure or other transfer of title or perfection or enforcement of any lien with respect to any secured Investment in default;

(12)	Hedging Obligations, which transactions or obligations are incurred in compliance with “—Certain Covenants—Incurrence of Indebtedness;”

(13)	Permitted Business Investments and/or Permitted Other Business Investments;

(14)	Investments in accounts receivable, prepaid expenses, negotiable instruments held for collection and lease, utility and worker’s compensation, performance and other similar deposits provided to third parties and endorsements for collection or deposit arising in the ordinary course of business;

(15)	advances, deposits and prepayments for purchases of any assets, including any Equity Interests;

(16)	Permitted Joint Venture Investments and Joint Marketing Arrangements entered into by the Company and its Restricted Subsidiaries in an aggregate amount (measured on the date on which each such Investment was made and without giving effect to subsequent changes in value) that, when taken together with all other Investments pursuant to this clause (16), do not exceed the greater of (x) $75.0 million and (y) 5.0% of ACNTA at any time outstanding;

(17)	Investments arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case incurred or assumed in connection with the disposition or acquisition of any business, assets or a Restricted Subsidiary in accordance with the Indenture;

(18)	any Investment existing on, or made pursuant to binding commitments existing on, the date of the Indenture and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the date of the Indenture; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the date of the Indenture or (b) as otherwise permitted under the Indenture;

(19)

any Investment by the Company or any Restricted Subsidiary in the Oil and Gas Business having an aggregate Fair Market Value (as determined in good faith by the Company), taken together with all other Investments made pursuant to this clause (19) that are at that time outstanding, not to exceed the greater of (x) $75.0 million and (y) 5.0% of ACNTA at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (19) is made in any Person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (19) for so long as such Person continues to be the Company or a Restricted Subsidiary; and

(20)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (20) since the Issue Date, not to exceed the greater of $75.0 million and 5.0% of ACNTA determined at the time of such Investment.

In connection with any assets or property contributed or transferred to any Person as an Investment, such property and assets shall be equal to the Fair Market Value at the time of the Investment, without regard to subsequent changes in value.

With respect to any Investment, the Company may, in its sole discretion, order and classify, and subsequently reorder and reclassify, all or any portion of any Investment to one or more of the above clauses so that the entire Investment is a Permitted Investment.

“Permitted Joint Venture Investment” means an Investment by such Person in any other Person engaged in the Oil and Gas Business (a) over which such Person is responsible (either directly or through a services or similar agreement) for day-to-day operations or otherwise has operational and managerial control of such other Person, or veto power over significant management decisions affecting such other Person, and (b) of which at least 20% of the outstanding Equity Interests of such other Person are at the time owned directly or indirectly by such Person.

“Permitted Liens” means:

(1)	Liens on any property or assets of the Company and any Restricted Subsidiary securing Indebtedness and other obligations under Credit Facilities that were permitted to be incurred pursuant to clause (1) of the second paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness;”

(2)	Liens in favor of the Company or a Restricted Subsidiary;

(3)	Liens on any property or assets of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to and not incurred in the contemplation of such merger or consolidation and do not extend to any property or assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(4)	Liens on any property or assets (including Capital Stock) existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were not incurred in contemplation of such acquisition;

(5)	Liens to secure the performance of statutory obligations, surety or appeal bonds, bid, plugging, abandonment and performance bonds or other obligations of a like nature incurred in the ordinary course of business or customary in the Oil and Gas Business (including Liens to secure letters of credit issued to assure payment of such obligations);

(6)	Liens existing on the Issue Date, other than Liens securing Indebtedness and other obligations incurred pursuant to clause (1) of the second paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness;”

(7)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(8)	Liens securing Indebtedness incurred to refinance Indebtedness that was previously so secured pursuant to clauses (2) through (23) of this definition, provided that (i) the amount of such Indebtedness is not increased except as necessary to pay fees or expenses, including premiums, incurred in connection with such refinancing and (ii) any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(9)	Liens securing Hedging Obligations of the Company or any of its Restricted Subsidiaries;

(10)	Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capital Lease Obligations, purchase money obligations or other payments incurred to finance the acquisition, lease, improvement or construction of or repairs or additions to, assets or property acquired or constructed in the ordinary course of business, including Liens securing Indebtedness permitted by clause (4) of “Permitted Indebtedness;” provided that

(a)	the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be incurred under the Indenture and does not exceed the cost of the assets or property so acquired or constructed; and

(b)	such Liens are created within 180 days of the later of the acquisition, lease, completion of improvements, construction, repairs or additions or commencement of full operation of the assets or property subject to such Lien and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property (plus improvements, accessions, proceeds, insurance, and dividends or distributions in respect thereof);

(11)	any Lien incurred in the ordinary course of business (including (a) easements, rights of way, zoning, reservations (including severances, leases or reservations of minerals or water rights), and restrictions or encumbrances (including leases and subleases) in respect of real property that do not in the aggregate materially impair their use in the operation of the business of the Company and its Subsidiaries, taken as a whole, (b) rights or title of lessors under leases (other than Capital Lease Obligations), (c) rights of collecting banks having rights of setoff, revocation, refund, chargeback or similar rights with respect to money or instruments of the Company or the Restricted Subsidiaries on deposit with or in the possession of such banks, (d) Liens imposed by law, including Liens under workers’ compensation or similar legislation and repairmen’s mechanics’, carriers’, warehousemen’s, materialmen’s, landlords’, lessors’, suppliers’ and vendors’ Liens, (e) Liens incurred to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and incurred in a manner consistent with industry practice, (f) Liens on Cash Equivalents and other deposits imposed by customers under contracts entered into in the ordinary course of business and (g) Oil and Gas Liens, in each case which are not incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property (other than trade accounts payable arising in the ordinary course of business));

(12)	Liens for taxes, assessments and governmental charges not yet delinquent by more than 60 days or the validity of which are being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, and for which adequate reserves have been established to the extent required by GAAP as in effect at such time;

(13)	Liens on the Capital Stock of any Unrestricted Subsidiary to the extent securing Indebtedness of Unrestricted Subsidiaries;

(14)

Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Indenture that was previously so secured pursuant to clauses (2) through (23) of this definition, and any extension, renewal, refinancing or replacement, in whole or in part, of any Lien described in the foregoing clauses, in each case, so long as (x) no additional collateral is granted as security thereby (other than improvements, accessions, proceeds or dividends or distributions in respect of the original collateral) and (y) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Indebtedness and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(15)	Liens created for the benefit of (or to secure) all of the Notes (including Additional Notes) issued under the Indenture, the Subsidiary Guarantees and the other obligations arising under the Indenture;

(16)	Liens arising under the Indenture in favor of the Trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under the Indenture; provided that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of the Indebtedness;

(17)	Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(18)	Liens on property securing a defeasance trust;

(19)	Liens arising out of judgments, attachments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, and for which adequate reserves have been established to the extent required by GAAP as in effect at such time;

(20)	Liens on Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(21)	Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(22)	grants of software and other technology licenses in the ordinary course of business;

(23)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business; and

(24)	in addition to the foregoing, Liens securing obligations the outstanding principal amount of which does not, taken together with the principal amount of all other obligations secured by Liens Incurred under this clause (24) that are at that time outstanding, exceed the greater of $75.0 million and 5.0% of ACNTA at the time of incurrence.

“Permitted MLP Securities” means equity securities (including incentive distribution rights) of a master limited partnership (or limited liability company or similar business entity with pass-through treatment for U.S. Federal income tax purposes) that has a class of equity securities traded on the New York Stock Exchange, the NYSE AMEX Equities or the Nasdaq Stock Market (or any successor thereof).

“Permitted Other Business Investments” means Investments by the Company or any of its Restricted Subsidiaries in any Person (including in any Unrestricted Subsidiary or joint venture of the Company), provided that:

(1)	at the time of such Investment and immediately thereafter, the Company could incur $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness;”

(2)	if such Person has outstanding Indebtedness at the time of such Investment, either (a) all such Indebtedness is Non-Recourse Debt or (b) any such Indebtedness of such Person that is recourse to the Company or any of its Restricted Subsidiaries (which shall include, without limitation, all Indebtedness of such Person for which the Company or any of its Restricted Subsidiaries may be directly or indirectly, contingently or otherwise, obligated to pay, whether pursuant to the terms of such Indebtedness, by law or pursuant to any guarantee, including, without limitation, any “claw-back,” “make-well” or “keep-well” arrangement) could, at the time such Investment is made, be incurred at that time by the Company and its Restricted Subsidiaries under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness;” and

(3)	such Person is not engaged, in any material respect, in any business other than the Oil and Gas Business.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the Net Cash Proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of, plus premium, if any, and accrued and unpaid interest on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);

(2)	the Permitted Refinancing Indebtedness has a final maturity date no earlier than the earlier of the final maturity date of the Indebtedness being extended, refinanced, renewed, replaced, deferred or refunded or 91 days after the final maturity date of the Notes;

(3)	the Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Permitted Refinancing Indebtedness is incurred that is equal to or greater than the shorter of (A) the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, deferred or refunded and (B) 91 days after the Weighted Average Life to Maturity of the Notes;

(4)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or a Subsidiary Guarantee, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes or such Subsidiary Guarantee on terms at least as favorable, taken as a whole, to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(5)	such Indebtedness is not incurred by a Restricted Subsidiary if the Company is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided, however, that a Restricted Subsidiary that is also a Guarantor may Guarantee Permitted Refinancing Indebtedness incurred by the Company, whether or not such Restricted Subsidiary was an obligor or guarantor of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided further, however, that if such Permitted Refinancing Indebtedness is subordinated to the Notes, such Guarantee shall be subordinated to such Restricted Subsidiary’s Subsidiary Guarantee to at least the same extent.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

“Production Payment and Reserve Sales” means the grant or transfer by the Company or a Restricted Subsidiary to any Person of a royalty, overriding royalty, net profits interest or Production Payment in oil and natural gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where, in the case of each of the foregoing, the holder of such interest has recourse solely to such production or proceeds of production for the recovery of its investment in such interest, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard and subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary with respect to the foregoing interests.

“Rating Category” means:

(1)	with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and

(2)	with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories).

“Rating Decline” means a decrease in the rating of the Notes by either Moody’s or S&P by one or more gradations (including gradations within Rating Categories as well as between Rating Categories). In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories, namely + or – for S&P, and 1, 2, and 3 for Moody’s, will be taken into account; for example, in the case of S&P, a rating decline either from BB+ to BB or BB- to B+ will constitute a decrease of one gradation.

“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of the Issue Date by and among the Company, the Guarantors and the initial purchasers set forth therein and, with respect to any Additional Notes, one or more substantially similar registration rights agreements among the Company and the other parties thereto, as such agreements may be amended from time to time.

“Restricted Subsidiary” of a Person means any Subsidiary of the referenced Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means Indebtedness of the Company (or a Guarantor) that is expressly subordinated or junior in right of payment to the Notes (or a Subsidiary Guarantee, as appropriate) pursuant to a written agreement to that effect.

“Subsidiary” means any subsidiary of the Company. A “subsidiary” of any Person means:

(1)	a corporation a majority of whose Voting Stock is at the time, directly or indirectly owned by such Person, by one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person; or

(2)	a partnership, joint venture, limited liability company or similar entity, in which such Person or a subsidiary of such Person is, at the date of determination, either entitled to receive more than 50 percent of the assets of such entity upon its dissolution, or in the case of a limited partnership or limited liability company, is the controlling general partner or managing or controlling member, as applicable.

“Subsidiary Guarantee” means a Guarantee by a Subsidiary Guarantor of the Company’s obligations with respect to the Notes.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to July 15, 2018; provided, however, that if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Company shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to July 15, 2018 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Company will (a) calculate the Treasury Rate on the second Business Day preceding the applicable redemption date and (b) prior to such redemption date file with the Trustee an Officers’ Certificate setting forth the Make Whole Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution (and any Subsidiary thereof), but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt, except as permitted under clause (2)(b) of the definition of “Permitted Other Business Investment;”

(2)	is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary or the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, except as permitted under the covenant described under the caption “—Certain Covenants—Transactions with Affiliates;” and

(3)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition.

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation is in compliance with the next succeeding sentence and would not otherwise cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, such designation shall be deemed an Investment in the Subsidiary so designated and all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated, shall be valued at their Fair Market Value at the time of such designation for purposes of determining compliance with the covenant described above under the caption “—Certain Covenants—Restricted Payments;” provided, however, that such covenant need not be complied with if the Subsidiary to be so designated has total assets of $1,000 or less. That designation will only be permitted if the amount of such Investment is either permitted as a Restricted Payment under the covenant described under “—Certain Covenants—Restricted Payments” or a Permitted Investment at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a copy of the Board Resolution giving effect to such designation certified in an

Officers’ Certificate that also certifies that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments” in which case such designation shall be effective as of the date specified in such resolution. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness,” the Company shall be in default of such covenant.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

“Volumetric Production Payments” mean production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without reference to the occurrence of any contingency) to vote in the election of the directors, managers or trustees of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

Book-Entry, Delivery and Form

The Exchange Notes will initially be represented by one or more permanent global notes in definitive, fully registered form without interest coupons (the “Global Notes”) and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC.

Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants.

Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

Investors may hold their interests in a Global Note directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system, including Euroclear Bank S.A./N.V, as operator of the Euroclear System (“Euroclear”), and Citibank, N.A., as operator of Clearstream Banking, S.A. (“Clearstream”). Clearstream and Euroclear will hold interests in the Global Notes on behalf of their participants through DTC. Indirect access to the DTC system is available to organizations such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Note. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Clearstream.

All payments on a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Guarantors, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

The Company expects that DTC or its nominee, upon receipt of any payment in respect of a Global Note, will credit participants’ accounts on the applicable payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC. The Company also expects that payments by participants to owners of beneficial interests in a Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of the participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

The Company expects that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account DTC interests in a Global Note are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the applicable Global Note for Notes in certificated form (“Certificated Notes”), which it will distribute to its participants.

The Company understands that: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates.

Although DTC, Euroclear and Clearstream are expected to follow the foregoing procedures described in this section of the prospectus in order to facilitate transfers of interests in a Global Note among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company, the Guarantors, the Trustee nor any Paying Agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)	DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and in either event the Company fails to appoint a successor depositary within 90 days; or

(2)	there has occurred and is continuing an Event of Default and DTC notifies the Trustee of its decision to exchange the Global Notes for Certificated Notes.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain material U.S. federal income tax consequences relevant to the exchange of outstanding notes for exchange notes pursuant to the exchange offer and the ownership and disposition of exchange notes acquired by U.S. holders and Non-U.S. holders, each as defined below, pursuant to the exchange offer. This discussion is not a complete analysis or listing of all potential tax effects of such transactions. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may be subject to at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of notes. We have not requested, and will not request, a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences described below, and as a result there can be no assurance that the IRS will not disagree with or challenge any of the conclusions we have reached and describe herein, or the facts or assumptions set forth herein, and any such challenge could result in U.S. federal income tax consequences different from those discussed below.

This discussion set forth below deals only with holders that hold the outstanding notes and exchange notes as capital assets for U.S. federal income tax purposes (generally, property held for investment). Moreover, this discussion does not address all tax consequences that might be relevant to particular holders in light of their personal circumstances or to persons that are subject to special tax rules, including but not limited to financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, dealers in securities or currencies, U.S. persons whose functional currency is not the U.S. dollar, or persons who hold the exchange notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction. This summary does not address estate and gift tax consequences or tax consequences under any state, local or foreign laws.

If a partnership or other pass-through entity is a beneficial owner of exchange notes, the tax treatment of a partner or other owner will generally depend upon the status of the partner (or other owner) and the activities of the entity. If you are a partner (or other owner) of a pass-through entity that acquires exchange notes, you should consult your tax advisor regarding the tax consequences of owning and disposing the exchange notes.

U.S. Holders

A “U.S. holder” is a beneficial owner of exchange notes that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity subject to tax as a corporation created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate if its income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust, or that validly elected under applicable U.S. Treasury Regulations to continue to be treated as a United States person.

Exchange Offer

The exchange of an outstanding note for an exchange note will not be treated as a taxable exchange for U.S. federal income tax purposes. Consequently, U.S. holders will not recognize gain or loss upon receipt of an exchange note. A U.S. holder’s holding period for an exchange note will include the holding period for the outstanding note and a U.S. holder’s adjusted basis in an exchange note will be the same as such holder’s adjusted basis in the outstanding note.

Payments of Interest

Absent an election to the contrary (see “—Original Issue Discount—Election to Treat All Interest as OID” below), stated interest on the exchange notes will be taxed to you as ordinary income:

•	when it accrues, if you use the accrual method of accounting for U.S. federal income tax purposes; or

•	when you receive it, if you use the cash method of accounting for U.S. federal income tax purposes.

In certain circumstances we may be obligated to pay amounts in excess of stated interest or principal on the exchange notes. Certain debt instruments that provide for one or more contingent payments are subject to Treasury Regulations governing contingent payment debt instruments. A payment is not treated as a contingent payment under these regulations if, as of the issue date of the debt instrument, the contingencies that could give rise to an additional payment on the debt instrument in excess of stated interest or principal are remote or incidental (considered individually and in the aggregate). In certain circumstances (see “Description of the Notes”) we may pay amounts on the exchange notes that are in excess of the stated interest or principal of the notes. We intend to take the position that the possibility that any such payment will be made is remote. Accordingly, we will not treat the exchange notes as contingent payment debt instruments. Our determination that these contingencies are remote is binding on you unless you disclose your contrary position to the IRS in the manner that is required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS. The IRS may take a different position from that described above, in which case the timing, character and amount of taxable income in respect of the exchange notes may be different from that described herein. In any event, if we actually make any such payment, the timing, amount and character of a holder’s income, gain or loss with respect to the exchange notes may be affected. The remainder of this discussion assumes that the exchange notes will not be contingent payment debt instruments. U.S. holders are urged to consult their own tax advisors regarding the potential application to the exchange notes of the rules regarding contingent payment debt instruments and the consequences thereof.

Original Issue Discount

Because the outstanding notes were issued with OID, the exchange notes should be treated as having been issued with OID. A U.S. holder of an exchange note that is issued with OID must include in taxable income for any particular taxable year the OID that accrues on the note for each day during the taxable year on which the U.S. holder holds the note, in addition to stated interest and whether the U.S. holder reports on the cash or accrual basis of accounting for U.S. federal income tax purposes. Thus, the U.S. holder of an exchange note will be required to include OID in income in advance of the receipt of the cash to which such OID is attributable. The U.S. holder’s tax basis in the exchange notes will be increased by the amount of OID includible in the U.S. holder’s gross income as it accrues.

Election to Treat All Interest as OID

A U.S. holder may elect to include in gross income under a constant yield method all amounts that accrue on a note (including the amounts that have accrued on an outstanding note that will be exchanged for an exchange note pursuant to the exchange offer) that are treated as interest for U.S. federal income tax purposes. The election is to be made for the taxable year in which such U.S. holder acquired the outstanding note and may not be revoked without the consent of the IRS. U.S. holders should consult their tax advisors as to the desirability, mechanics and collateral consequences of making this election.

Acquisition Premium and OID

If a U.S. holder purchased an outstanding note (which will be exchanged for an exchange note pursuant to the exchange offer) for an amount that is less than or equal to the sum of all amounts (other than qualified stated interest) payable on the outstanding note after the purchase date but is greater than the adjusted issue price of such outstanding note, the excess is acquisition premium. Any such acquisition premium should carry over to the exchange note received for such outstanding note. If such U.S. holder does not elect to include all interest income on the exchange notes in gross income under the constant yield method (see “—Election to Treat All Interest as OID”), the holder’s accruals of OID will be reduced by a fraction equal to (i) the excess of the holder’s adjusted basis in the outstanding note immediately after the purchase (generally the holder’s cost of the outstanding note) over the adjusted issue price of the outstanding note, divided by (ii) the excess of the sum of all amounts payable (other than qualified stated interest) on the outstanding note after the purchase date over the adjusted issue price of the outstanding note.

The rules regarding OID are complex and the rules described above may not apply in all cases. Accordingly, U.S. holders should consult their own tax advisors regarding their application.

Applicable High Yield Discount Obligations

The outstanding notes, and the exchange notes into which they are exchanged, will be considered “applicable high yield discount obligtaions” (“AHYDOs”) under tax laws. We will not be able to take a deduction for any accrued OID in respect of the outstanding notes, or the exchange notes into which they are exchanged, for U.S. federal income tax purpose until amounts corresponding to such accrued OID are paid in cash. Moreover, if the yield to maturity exceeds the sum of six percentage points and the applicable federal rate (the “disqualified portion”), the deduction for OID will be permanently disallowed (even when the amount corresponding to the OID is paid in cash). A corporate U.S. holder may be entitled to treat its share of the disqualified portion as a dividend to the extent that the disqualified portion is paid from our current or accumulated earnings and profits. Corporate holders of our exchange notes should consult their own tax advisors as to the applicability to them of the dividends received deductions.

Market Discount

If a U.S. holder purchased an outstanding note (which will be exchanged for an exchange note pursuant to the exchange offer) for an amount that is less than its “revised issue price,” the amount of the difference should be treated as market discount for U.S. federal income tax purposes with respect to the exchange note that such holder receives pursuant to the exchange offer. For this purpose, the “revised issue price” of an outstanding note generally equals the issue price of the outstanding note, increased by the amount of any OID previously accrued on the outstanding note (without regard to the amortization of any acquisition premium) and decreased by the amount of any payments previously made on the outstanding note (other than payments of qualified stated interest). The rules described below do not apply to U.S. holders that purchased an outstanding note that has de minimis market discount. The amount of any market discount will generally be treated as de minimis and disregarded if it is less than 1/4 of 1% of the revised issue price of the initial note, multiplied by the number of complete years to maturity.

Under the market discount rules, a U.S. holder is required to treat any principal payment on, or any gain on the sale, exchange, redemption or other disposition of, an exchange note as ordinary income to the extent of any accrued market discount that has not previously been included in income. If a U.S. holder disposes of an exchange note in an otherwise nontaxable transaction (other than certain specified nonrecognition transactions), the U.S. holder will be required to include any accrued market discount as ordinary income as if such holder had sold the exchange note at its then fair market value. In addition, such U.S. holder may be required to defer, until the maturity of the exchange note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the initial note or the exchange note received in exchange therefor.

Market discount accrues ratably during the period from the date on which a U.S. holder acquired the outstanding note through the maturity date of the exchange note (for which the outstanding note was exchanged), unless a U.S. holder makes an irrevocable election to accrue market discount under a constant yield method. A

U.S. holder may elect to include market discount in income currently as it accrues (either ratably or under the constant-yield method), in which case the rule described above regarding deferral of interest deductions will not apply. If a U.S. holder makes an election to include market discount in income currently, such holder’s adjusted basis in an exchange note will be increased by any market discount included in income. An election to include market discount currently will apply to all market discount obligations acquired during or after the first taxable year in which the election is made, and the election may not be revoked without the consent of the IRS. If a U.S. holder makes the election described above in “—Election to Treat All Interest as OID” for a market discount note, such holder would be treated as having made an election to include market discount in income currently under a constant yield method, as discussed in this paragraph.

Bond Premium

If a U.S. holder purchased an outstanding note (which will be exchanged for an exchange note pursuant to the exchange offer) for an amount in excess of its principal amount, the excess will be treated as bond premium. Any bond premium applicable to an outstanding note should carry over to the exchange note received in exchange therefor. In general, a U.S. holder may elect to amortize bond premium over the remaining term of the exchange note on a constant yield method. In such case, such holder will reduce the amount required to be included in income each year with respect to interest on such holder’s exchange note by the amount of amortizable bond premium allocable to that year. The election, once made, is irrevocable without the consent of the IRS and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired. If U.S. holders do not make this election, they will be required to include in gross income the full amount of interest on the exchange note in accordance with their regular method of tax accounting, and will include the premium in their tax basis for the exchange note for purposes of computing the amount of their gain or loss recognized on the taxable disposition of the exchange note. U.S. holders should consult their own tax advisors concerning the computation and amortization of any bond premium on the exchange note.

Sale, Exchange, Redemption or Retirement of Exchange Notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of an exchange note, a U.S. holder will recognize gain or loss equal to the difference between the holder’s amount realized and the holder’s adjusted tax basis in the exchange note. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest. Amounts attributable to accrued but unpaid interest are treated as interest as described under “—Payments of Interest” above. Gain or loss recognized on the sale, exchange, redemption, retirement or other taxable disposition of an exchange note will generally be capital gain or loss unless the exchange note has accrued market discount, in which case all or portion of the gain could be ordinary income (see “—Market Discount” above). Such capital gain or loss will generally be long-term capital gain or loss if at the time of sale, exchange, redemption, retirement or other taxable disposition the holding period of the U.S. Holder is greater than one year. In the case of a non-corporate U.S. Holder, long-term capital gains will be subject to preferential rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments of interest on, or the proceeds of the sale or other disposition (including a retirement or redemption) of, exchange notes held by you unless you are an exempt recipient. Backup withholding generally will apply to such amounts unless you provide us or the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, and comply with certain certification procedures, or you otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you provide the required information or appropriate claim form to the IRS on a timely basis.

Additional Tax Relating to Net Investment Income

A 3.8% Medicare contribution tax is imposed on certain investment income earned by individuals. For these purposes, net investment income generally includes interest on the exchange notes and gain realized by a U.S. holder from a sale or other disposition of exchange notes. The tax is imposed on the lesser of (i) the U.S. holder’s net income from all investments, and (ii) the amount by which the U.S. holder’s adjusted gross income exceeds $250,000 (if the U.S. holder is married and filing jointly) or $200,000 (if the U.S. holder is unmarried). This tax also applies to net investment income earned by certain trusts and estates. You should consult your tax advisor regarding the effect of the Medicare contribution tax on your investment in the notes.

Non-U.S. Holders

You are a “non-U.S. holder” for purposes of this discussion if you are a beneficial owner of the notes and are for U.S. federal income tax purposes neither a U.S. holder nor an entity treated as a partnership. For purposes of this discussion under “—Non-U.S. Holders,” references to “interest” generally also include OID.

Exchange Offer

The exchange offer to Non-U.S. holders are the same as described above under the heading U.S. Holders—Exchange Offer.

Payments of Interest

Subject to the discussion of backup withholding and FATCA withholding below, payments of interest on the exchange notes (which includes the accrual of OID for these purposes) to a Non-U.S. holder will not be subject to U.S. federal withholding tax, provided that:

•	you are not:

•	an actual or constructive owner of 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	a controlled foreign corporation for U.S. federal income tax purposes related (directly, indirectly or constructively) to us through sufficient stock ownership; or

•	a bank who received the exchange notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	such interest payments are not effectively connected with the conduct by you of a trade or business within the United States; and

•	the applicable withholding agent receives:

•	from you, a properly completed Form W-8BEN or W-8BEN-E (or other applicable form) signed under penalties of perjury, which provides your name and address and certifies that you are not a United States person (as defined in the Code); or

•	from a securities clearing organization, bank or other financial institution that holds the notes in the ordinary course of its trade or business (a “financial institution”) on your behalf, certification under penalties of perjury that such a Form W-8BEN or W-8BEN-E (or other applicable form) has been received by it, or by another such financial institution, from you, and a copy of the Form W-8BEN or W-8BEN-E (or other applicable form) must be attached to such certification.

The applicable Treasury Regulations provide alternative methods for satisfying the certification requirement described above. In addition, special rules may apply to holders who hold exchange notes through “qualified intermediaries” within the meaning of U.S. federal income tax laws.

If interest on an exchange note is effectively connected with your conduct of a trade or business in the United States and, if you are entitled to benefits under an applicable income tax treaty, such interest is attributable to a permanent establishment or a fixed base maintained by you in the United States, then such income generally will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. holders generally (and, if you are a corporate Non-U.S. holder, such income may also be subject to a 30% branch profits tax or such lower rate as may be available under an applicable income tax treaty). If interest is subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, payments of such interest will not be subject to withholding of U.S. federal income tax so long as you provide the applicable withholding agent with a properly completed Form W-8ECI (or other applicable form), signed under penalties of perjury.

A non-U.S. holder that does not qualify for exemption from withholding under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax at the rate of 30% on payments of interest on the exchange notes, unless such non-U.S. holder provides the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty.

NON-U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS ABOUT ANY APPLICABLE INCOME TAX TREATIES, WHICH MAY PROVIDE FOR AN EXEMPTION FROM OR A LOWER RATE OF WITHHOLDING TAX, EXEMPTION FROM OR REDUCTION OF BRANCH PROFITS TAX, OR OTHER RULES DIFFERENT FROM THOSE DESCRIBED ABOVE.

Sale, Exchange, Redemption or Retirement of Exchange Notes

Subject to the discussion below concerning backup withholding and FATCA, a Non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale, exchange, redemption, retirement or other taxable disposition of exchange notes unless:

•	such gain is effectively connected with your conduct of a trade or business in the United States and, if you are entitled to benefits under an applicable income tax treaty, such gain is attributable to a permanent establishment or a fixed base maintained by you in the United States; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

If the first bullet point applies, you generally will be subject to U.S. federal income tax with respect to such gain in the same manner as U.S. holders, as described above. In addition, if you are a corporation, you may also be subject to the branch profits tax described above. If the second bullet point applies, you generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which your capital gains from U.S. sources, including gain from such disposition, exceed your capital losses allocable to U.S. sources. Any amounts you receive that are attributable to accrued and unpaid interest will be taxable as interest and may be subject to the rules described above.

Information Reporting and Backup Withholding

For purposes of this discussion under “—Information Reporting and Backup Withholding,” references to “interest” generally also include OID.

Payments to you of interest on an exchange note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you and information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty or agreement. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Backup withholding generally will not apply to payments of interest and principal on a note if you duly provide a certification as to your non-U.S. status, or you otherwise establish an exemption, provided that we or the applicable withholding agent does not have actual knowledge or reason to know that you are a United States person.

Payment of the proceeds on the sale or other disposition of an exchange note by you within the United States or conducted through certain U.S.-related intermediaries generally will not be subject to information reporting requirements and backup withholding provided you properly certify under penalties of perjury as to your non-U.S. status and certain other conditions are met, or you otherwise establish an exemption.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you provide the required information or appropriate claim form to the IRS on a timely basis.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on payments of interest on, or gross proceeds from the sale or other disposition of, a note paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and IRS guidance, withholding under FATCA generally applies to payments of interest on a note and will apply to payments of gross proceeds from the sale or other disposition of a note on or after January 1, 2019. Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the notes.

THE PRECEDING DISCUSSION OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR OUTSTANDING NOTES OR EXCHANGE NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the effective date of the registration statement of which this prospectus forms a part, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until the 90th day after the consummation of the exchange offer, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the effective date of the registration statement of which this prospectus forms a part, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents as provided in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and the guarantees offered by this prospectus will be passed upon for us by Norton Rose Fulbright US LLP, Dallas, Texas.

EXPERTS

The audited consolidated financial statements of Eclipse Resources Corporation as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Estimates of our natural gas and oil reserves, related future net cash flows and the present values thereof related to our properties as of December 31, 2015, December 31, 2014, and December 31, 2013, incorporated by reference in this prospectus were based in part upon reserve reports prepared by independent petroleum engineers, Netherland, Sewell & Associates, Inc. We have included these estimates in reliance on the authority of said firm as experts in such matters.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the Exchange Act. We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes that may be offered under this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, including the exhibits thereto, as permitted by the rules and regulations of the SEC. For further information about us and the notes, please see the registration statement and our other filings with the SEC, including our annual, quarterly and current reports and proxy statements, which you may read, free of charge, and copy, at the prescribed rates, at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our public filings with the SEC are also available to the public on the SEC’s Internet website at www.sec.gov. Our Internet website address is www.eclipseresources.com. Information on our website is not incorporated into this prospectus and is not a part of this prospectus or any prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain information that we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. You should not assume that the information in this prospectus is current as of any date other than the date of this prospectus, and you should not assume that the information contained in a document incorporated by reference is accurate as of any date other than the date of such document (or, with respect to particular information contained in such document, as of any date other than the date set forth within such document as the date as of which such particular information is provided). We incorporate by reference into this prospectus (i) the documents listed below, (ii) any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this prospectus and prior to the termination of the exchange offer covered by this prospectus, and (iii) any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date on which the registration statement that includes this prospectus was initially filed with the SEC and until the registration statement that includes this prospectus is declared effective by the SEC, in each case, other than information furnished to the SEC (including, but not limited to, information furnished under Items 2.02 or 7.01 of Form 8-K and any corresponding information furnished with respect to such Items under Item 9.01 or as an exhibit) and which is not deemed filed under the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 4, 2016; and

•	our Current Reports on Form 8-K, filed with the SEC on January 22, 2016, January 25, 2016, February 12, 2016, February 26, 2016, and March 2, 2016 (with respect to the information disclosed pursuant to Item 5.02 of Form 8-K and related to exhibits only).

Any statement contained in this prospectus or in a document incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained in any subsequently filed document which is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this prospectus. Requests for such documents should be directed to:

Eclipse Resources Corporation

2121 Old Gatesburg Road, Suite 110

State College, Pennsylvania 16803

(814) 308-9754

Attention: General Counsel

ANNEX A:

LETTER OF TRANSMITTAL

TO TENDER

OUTSTANDING 8.875% Senior Notes due 2023

OF

ECLIPSE RESOURCES CORPORATION

PURSUANT TO THE EXCHANGE OFFER AND PROSPECTUS

DATED MAY 13, 2016

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK

CITY TIME, ON JUNE 10, 2016 (THE “EXPIRATION DATE”), UNLESS THE EXCHANGE OFFER

IS EXTENDED BY THE ISSUER.

The Exchange Agent for the Exchange Offer is:

DEUTSCHE BANK TRUST COMPANY AMERICAS

By Mail: Deutsche Bank Trust Company Americas c/o DB Services Americas, Inc. MS: JCK01-0218 Attention: Reorg. Department 5022 Gate Parkway, Suite 200 Jacksonville, FL 32256	By Overnight Mail or Courier: Deutsche Bank Trust Company Americas c/o DB Services Americas, Inc. MS: JCK01-0218 Attention: Reorg. Department 5022 Gate Parkway, Suite 200 Jacksonville, FL 32256

By Facsimile:

615-866-3889

By Email:

DB.Reorg@db.com

Telephone Assistance:

877-843-9767

If you wish to exchange outstanding 8.875% Senior Notes due 2023 for an equal aggregate principal amount at maturity of exchange 8.875% Senior Notes due 2023 pursuant to the exchange offer, you must validly tender (and not withdraw) outstanding notes to the exchange agent prior to the expiration date.

The undersigned hereby acknowledges receipt and review of the Prospectus, dated May 13, 2016 (the “Prospectus”), of Eclipse Resources Corporation (the “Issuer”), and this letter of transmittal (the “Letter of Transmittal”), which together describe the Issuer’s offer (the “Exchange Offer”) to exchange its 8.875% Senior Notes due 2023 (the “outstanding notes”) that have not been registered under the Securities Act, as amended (the “Securities Act”), for a like principal amount of its issued and outstanding 8.875% Senior Notes due 2023 (the “exchange notes”) that have been registered under the Securities Act. Capitalized terms used but not defined herein have the respective meaning given to them in the Prospectus.

The Issuer reserves the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term “Expiration Date” shall mean the latest time and date to which the Exchange Offer is extended. The Issuer shall notify the Exchange Agent and each registered holder of the outstanding notes of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

This Letter of Transmittal is to be used by holders of the outstanding notes. Tender of outstanding notes is to be made according to the Automated Tender Offer Program (“ATOP”) of the Depository Trust Company (“DTC”) pursuant to the procedures set forth in the prospectus under the caption “Exchange Offer—Procedures for Tendering.” DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s DTC account. DTC will then send a computer generated message known as an “agent’s message” to the exchange agent for its acceptance. For you to validly tender your outstanding notes in the Exchange Offer, the Exchange Agent must receive prior to the Expiration Date, an agent’s message under the ATOP procedures that confirms that:

•	DTC has received your instructions to tender your outstanding notes; and

•	you agree to be bound by the terms of this Letter of Transmittal.

BY USING THE ATOP PROCEDURES TO TENDER OUTSTANDING NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

☐	CHECK HERE IF YOU ARE A BROKER-DEALER AND WISH TO RECEIVE 10 ADDITIONAL COPIES OF THE PROSPECTUS AND 10 COPIES OF ANY AMENDMENTS OR SUPPLEMENTS THERETO.

Name:

Address:

If the undersigned is not a broker-dealer, the undersigned represents that it is not engaged in, and does not intend to engage in, a distribution of exchange notes. If the undersigned is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, it acknowledges that it will deliver a prospectus in connection with any resale of such exchange notes; however, by so acknowledging and by delivering a prospectus, the undersigned will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

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